UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
___________________________________
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
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Core & Main, Inc.
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2025 Proxy Statement
and Notice of Annual Meeting of Shareholders

ADVANCING
Reliable Infrastructure.®

May 13, 2025

DEAR SHAREHOLDER:
It is my pleasure to invite you to the annual meeting of shareholders of Core & Main, Inc. (“Core & Main”, "we", "us", "our", or the “Company”), to be held virtually at 9:00 a.m. Central Time on Tuesday, June 24, 2025, and any adjournments or postponements thereof (the "Annual Meeting"). The Annual Meeting will be a virtual meeting conducted solely online and can be attended by visiting www.virtualshareholdermeeting.com/CNM2025, where you can listen to the meeting live, submit questions and vote online. All holders of our outstanding common stock as of the close of business on April 28, 2025 are entitled to vote at the Annual Meeting. To participate in the Annual Meeting you will need the control number located on your proxy card or the instructions that accompanied your proxy materials.
The accompanying notice of meeting and proxy statement contain important information about the upcoming Annual Meeting including general information, a description of the business that will be acted upon at the meeting and the voting procedures to be used at the meeting.
Your vote is important. Whether you plan to attend the Annual Meeting, we encourage you to submit your proxy or voting instructions using one of the voting methods described in the accompanying proxy statement so that your shares may be represented at the meeting. Submitting your proxy or voting instructions by any of these methods will not affect your right to attend the Annual Meeting or to vote your shares at the Annual Meeting if you wish to do so.
We encourage you to read both our proxy statement and Annual Report on Form 10-K for the fiscal year ended February 2, 2025 filed with the Securities and Exchange Commission (the “SEC”) on March 25, 2025 (the “2024 Form 10-K”) in their entirety. We value hearing from, and engaging with, our shareholders. We appreciate your continued support of Core & Main, and we look forward to the Annual Meeting.
Sincerely,
Stephen O. LeClair
Chair of the Board

1830 Craig Park Court, St. Louis, Missouri 63146

CORE & MAIN	2025 PROXY STATEMENT

NOTICE OF 2025 ANNUAL MEETING OF SHAREHOLDERS

Date and Time	Items of Business
Tuesday, June 24, 2025, at 9:00 a.m. Central Time.
1.To elect three directors to our board of directors (the “Board”), each to serve as a Class I director for a term of three years expiring at the annual meeting of shareholders to be held in 2028 or until such director’s successor has been duly elected and qualified, subject to earlier resignation or removal;
2.To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending February 1, 2026;
3.To conduct an advisory vote to approve named executive officer ("NEO") compensation; and
4.To transact any other business as may properly come before the Annual Meeting.
A copy of the accompanying proxy statement and our Annual Report to shareholders for the fiscal year ended February 2, 2025 (the "Annual Report") are available free of charge at www.proxyvote.com.
If you plan to attend the Annual Meeting, please see the instructions beginning an page 1 of the proxy statement. There will be no physical location for shareholders to attend. Shareholders may only participate by logging in at www.virtualshareholdermeeting.com/CNM2025.

Place
via the internet at www.virtualshareholdermeeting.com/CNM2025
Record Date
April 28, 2025.
Who May Vote

Holders of Class A common stock and Class B common stock as of the close of business on April 28, 2025 are entitled to one vote per share at the 2025 annual meeting of shareholders (the “Annual Meeting”).

Annual Meeting Materials
A Notice of Internet Availability of Proxy Materials (the "Notice of Internet Availability") is first being mailed to shareholders on or about May 13, 2025.
Date of Mailing
May 13, 2025.
For our Annual Meeting, we have elected to use the internet as our primary means of providing our proxy materials to shareholders. Consequently, most shareholders will not receive paper copies of our proxy materials. We will instead send to these shareholders the Notice of Internet Availability with instructions for accessing the proxy materials, including our proxy statement and Annual Report, and for voting via the internet. The Notice of Internet Availability also provides information on how shareholders may obtain paper copies of our proxy materials free of charge, if they so choose. The electronic delivery of our proxy materials will significantly reduce our printing and mailing costs and the environmental impact of the circulation of our proxy materials.
The Notice of Internet Availability will also provide the date, time and location of the Annual Meeting; the matters to be acted upon at the meeting; the Board’s recommendation with regard to each matter; a toll-free number, an email address and a website where shareholders may request a paper or email copy of the proxy statement; a copy of the Annual Report; a form of proxy relating to the Annual Meeting; and information on how to attend and vote at the virtual Annual Meeting.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON JUNE 24, 2025: This notice of the Annual Meeting, the proxy statement and the Annual Report are available at www.proxyvote.com and may be accessed using the control number located on each proxy card.
By Order of the Board of Directors

Mark G. Whittenburg
Secretary
St. Louis, MO
May 13, 2025

CORE & MAIN	2025 PROXY STATEMENT

CORE & MAIN	1	2025 PROXY STATEMENT

GENERAL INFORMATION ABOUT THE
2025 ANNUAL MEETING OF CORE & MAIN, INC.
This summary highlights information contained elsewhere in this proxy statement. It does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting.
The Annual Meeting will be a virtual meeting conducted solely online and can be attended by visiting www.virtualshareholdermeeting.com/CNM2025.
2025 Annual Meeting Information

Tuesday, June 24, 2025	9:00 a.m. Central Time	April 28, 2025

Via the internet at www.virtualshareholdermeeting.com/CNM2025. To virtually attend the Annual Meeting, you will need the control number located on your proxy card or the instructions that accompanied your proxy materials.

Items of Business

PROPOSALS	BOARD VOTE RECOMMENDATION	PAGE REFERENCE (FOR MORE INFORMATION)
1.Elect three directors to our Board, each to serve as a Class I director for a term of three years, with the term expiring at the 2028 annual meeting of shareholders	FOR ALL	48
2.Ratify the appointment of our independent registered public accounting firm for the fiscal year ending February 1, 2026 (“fiscal 2025”)	FOR	49
3.Conduct an advisory vote to approve NEO compensation for the fiscal year ended February 2, 2025 ("fiscal 2024")	FOR	50
Structure; Classes of Stock
Core & Main is a holding company whose primary material assets are its direct and indirect ownership interest in Core & Main Holdings, LP (“Holdings”) and deferred tax assets associated with such ownership. As we have a majority economic interest in Holdings and because we are the general partner of Holdings, we operate and control all of the business and affairs of Holdings and we conduct our business through our subsidiaries, including Core & Main LP, a Florida limited partnership (“Opco”).
We have two classes of common stock outstanding: Class A common stock and Class B common stock. The shares of our Class A common stock are traded on the New York Stock Exchange ("NYSE") under the symbol "CNM." Each share of Class A common stock and Class B common stock entitles its holder to one vote on all matters presented to our shareholders at the Annual Meeting. Shares of Class B common stock have no economic rights in Core & Main. Ownership of Class B common stock entitles the holders, subject to the terms of the Exchange Agreement, dated as of July 22, 2021, by and among Core & Main, Holdings and the holders of limited partnership interests of Holdings (“Partnership Interests”), as amended (the “Exchange Agreement”), to exchange their Partnership Interests, together with the retirement of a corresponding number of shares of our Class B common stock, for shares of our Class A common stock, generally on a one-for-one basis or, at the election of a majority of the disinterested members of our Board, for cash from a substantially concurrent public offering or private sale (based on the price of our Class A common stock sold in such public offering or private sale), net of any underwriting discounts and commissions for each Partnership Interest exchanged, subject to customary conversion rate adjustments for stock splits, stock dividends, reclassifications and other similar transactions. The Exchange Agreement also provides that in connection with any such exchange, to the extent that Holdings has, since consummation of our initial public offering of Class A common stock ("IPO"), made distributions to the applicable Continuing Limited Partner (as defined under “Certain Relationships and Related Party Transactions”) that are proportionately lesser or greater than the distributions made to us, on a pro rata basis, the number of shares of Class A common stock to be issued or cash to be paid to such Continuing Limited Partner will be adjusted to take into account the amount of such discrepancy that is allocable to the Partnership Interests, and Class B common stock, subject to such exchange.

CORE & MAIN	2	2025 PROXY STATEMENT

Company Performance
Fiscal 2024 was a notable year for Core & Main, as it marked our 15th consecutive year of sales growth. Our team navigated a dynamic environment to deliver strong financial performance, including:
•Record net sales of over $7.4 billion;
•Net income of $434 million;
•Adjusted EBITDA (Non-GAAP) of $930 million;
•Operating cash flow of approximately $621 million;
•Deployment of approximately $176 million dollars to repurchase and retire 4 million shares of our Class A common stock;
•Deployment of $741 million dollars to acquire ten new companies with approximately $600 million of historical annualized net sales collectively; and
•Total shareholder return of 39%.
The consistency of our results is driven by our balanced business mix, the investments we have made to support and execute our growth strategy, and the expertise and dedication of our associates. We’ve proven that we can drive value for shareholders by executing our strategy to deliver growth through geographic expansion, product line expansion and local share gains, while also improving profitability, generating strong operating cash flow, and then complementing it all with strategic acquisitions.
In addition to providing results that are determined in accordance with the generally accepted accounting principles of the United States (“GAAP”), we present EBITDA and Adjusted EBITDA, which are non-GAAP financial measures. Additional information regarding EBITDA and Adjusted EBITDA, including a reconciliation to the most comparable GAAP measure, is included under the heading “Non-GAAP Reconciliation” beginning on page 52 of this proxy statement and under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures” in our 2024 Form 10-K.
Corporate Governance Highlights

Executive Transition
•We completed a transition of our executive leadership effective March 31, 2025 (the “Executive Transition”). We appointed Mark R. Witkowski, our former Chief Financial Officer (“CFO”) since February 2016, as Chief Executive Officer (“CEO”) and Robyn L. Bradbury as CFO. Stephen O. LeClair, our former CEO, transitioned to Executive Chair of the Company and continues to serve as Chair of the Board. See “Employment Agreements and Special Equity Awards in connection with the Executive Transition” for compensation changes made in connection with the Executive Transition.

Board Composition
•In connection with the Executive Transition, the Board approved increasing the size of the Board from nine to ten directors, appointed Mr. Witkowski to fill the newly-created vacancy as a Class I director, and reclassified Mr. LeClair from a Class I director to a Class II director.

Board Independence	•Eight of our ten directors are independent, as defined by section 303A.02 of the NYSE Listed Company Manual. Two of our director nominees, Mr. Gipson and Mr. Hope, are independent.
Board Oversight
•The Board regularly devotes substantial time to the Company’s strategic priorities, focusing on assessing the Company’s progress to date, as well as on strategic initiatives and risks over the short and long term. The Board believes that although short-term performance is important, it should be assessed in the context of the Company's long-term goals.

Annual Board Assessments
•The Nominating and Governance Committee leads the process for annual Board, committee and director assessments. The Nominating and Governance Committee reviews Board diversity, skills, qualifications and expertise. Our Lead Independent Director and the Chair of our Nominating and Governance Committee conduct individual interviews of Board members to gather insight into Board functioning and effectiveness, and the Board and committees meet annually to discuss and review the assessment of each.

Board Diversity
•We believe our efforts to have a Board with a diverse set of skills, experiences and backgrounds are key to the success of our Board. Our Board has three female directors and two directors from historically underrepresented racial/ethnic backgrounds. Additional qualifications, experience and other information about our directors are provided on pages 11-15.

CORE & MAIN	3	2025 PROXY STATEMENT

Shareholder Outreach
•The Company's management and certain Board members periodically engage in wide-ranging dialogue with select major institutional investors. Both the Company and the Board benefit greatly from the insights, experiences and ideas exchanged during these engagements. We are committed to continuing this dialogue with our shareholders in the future.

Stock Ownership Guidelines
•Our CEO, other Section 16 officers and independent Directors (collectively, “covered persons”) are subject to our stock ownership guidelines. Each covered person is required to maintain a minimum equity stake in the Company, determined as a multiple of the covered person’s base salary or annual cash retainer, as applicable, and converted to a fixed number of shares of common stock. Our CEO must maintain stock ownership equal to six times his or her base salary. Each other Section 16 officer must maintain stock ownership equal to three times his or her base salary. Each non-employee member of the Board must maintain stock ownership equal in value to five times his or her annual cash retainer. All covered persons currently satisfy the stock ownership guidelines. For the purpose of determining ownership levels, common units of Core & Main Management Feeder, LLC (“Management Feeder”) granted under the Amended and Restated Core & Main Holdings LP Equity Incentive Plan (the “Pre-IPO Plan”) that can be indirectly exchanged for shares of the Company’s Class A common stock are treated as shares held directly.

Compensation Clawback
•Our Dodd-Frank Clawback Policy provides for the prompt recovery (or clawback) of certain excess incentive-based compensation received during an applicable three-year recovery period by current or former executive officers in the event we are required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement under the securities laws. Triggering events include accounting restatements to correct an error in previously issued financial statements that is material to such previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period.

Insider Trading Policy
•We do not allow our directors, executive officers or associates to trade the Company's securities while in possession of material nonpublic information relating to the Company or our securities or provide such information to another form of tipping.

No Hedging, Pledging or Short Sales	•We do not allow our directors, executive officers or associates to engage in hedging, pledging or short sales of our securities.
Meeting Attendance	•Each of our directors attended 75% or more of the aggregate of the total number of Board meetings and committee meetings on which he or she served in fiscal 2024.
Sustainability	•We remain dedicated to sustainability and complying with climate-related disclosure requirements.

CORE & MAIN	4	2025 PROXY STATEMENT

PROPOSALS
Proposal 1 – Director Election
General
The Board is asking you to approve the three nominees recommended by the Board as Class I directors (“Proposal 1”). Our Board has nominated Dennis G. Gipson, James D. Hope and Mark R. Witkowski to serve as Class I directors for terms expiring at the 2028 annual meeting of shareholders or until each of their respective successors has been duly elected and qualified, subject to earlier resignation or removal. The persons named as proxies will vote to elect Dennis G. Gipson, James D. Hope and Mark R. Witkowski unless a Shareholder indicates that his or her shares should be withheld with respect to any such nominee. For more information concerning each of the director nominees, please see the section entitled “Director Nominees” below.
In the event that any nominee for Class I director becomes unavailable or declines to serve as a director at the time of the Annual Meeting, the persons named as proxies will vote the proxies in their discretion for any nominee who is designated by the current Board to fill the vacancy, or the Board may opt to adjust the size of the Board to remove the vacancy. All nominees are currently serving as directors, and we do not expect that the nominees will be unavailable or will decline to serve.
Director Nominees
Pursuant to the Company's amended and restated bylaws (the “Bylaws”), to be elected as a director, a nominee must receive the affirmative vote of at least a plurality of the votes cast in respect of the outstanding shares of common stock of the Company present in person, electronically or represented by proxy at the Annual Meeting and entitled to vote in an election of directors. Therefore, the three nominees receiving the highest number of “FOR” votes (among votes properly cast in person, electronically or by proxy) will be elected to serve as a director for the stated term. At this year’s Annual Meeting, a nominee will be elected if he receives any “FOR” votes regardless of the number of “WITHHOLD” votes. There is no cumulative voting. Withheld votes and broker non-votes (as described below) are not expected to have an effect on Proposal 1. Proxies cannot be voted for a greater number of persons than the number of nominees named. The nominees are as follows:

NAME	AGE	DIRECTOR SINCE	BOARD COMMITTEES / BOARD ROLES	INDEPENDENT
Dennis G. Gipson	71	2021	Talent and Compensation; Nominating and Governance	✓
James D. Hope	65	2024	Audit	✓
Mark R. Witkowski	50	2025	CEO
Additional qualifications, experience, and other information about the three director nominees, as well as the current members of the Board who will continue to serve after the Annual Meeting, are provided beginning on page 11.
Proposal 2 – Ratification of the Appointment of the Independent Registered Public Accounting Firm
The Board is asking you to ratify its appointment of PricewaterhouseCoopers LLP (“PwC”) to serve as our independent registered public accounting firm for fiscal 2025 (“Proposal 2”). For more information, see “Audit Matters” beginning on page 46 and “Proposal 2 – Ratification of the Appointment of Independent Registered Public Accounting Firm” on page 49 of this proxy statement.
Proposal 3 – Advisory Vote to Approve Named Executive Officer Compensation
The Board is asking you to vote to approve the compensation of our NEOs for fiscal 2024, often referred to as a “say-on-pay” advisory vote (“Proposal 3”). The advisory vote on Proposal 3 gives our shareholders the opportunity to express their views on our NEOs’ compensation, as disclosed in this proxy statement pursuant to Section 14A of the Securities Exchange Act of 1934, as amended ("Exchange Act"). While the advisory vote on Proposal 3 is not binding on us, the Talent and Compensation Committee of the Board will take into account the result of the vote when determining future executive compensation arrangements.
As described in detail in “Director and Executive Compensation," a core objective of our executive compensation is to enable us to attract, to motivate and to retain talent. We believe that our executive compensation is aligned with pay-for-performance principles and aligns the NEOs' long-term interests with those of our shareholders. Please read our Compensation Discussion and Analysis beginning on page 27 for details about our executive compensation programs, including information about fiscal 2024 compensation of our NEOs.
For more information, see “Proposal 3 – Advisory Vote to Approve Named Executive Officer Compensation” on page 50 of this proxy statement.
2026 Annual Meeting
Pursuant to Rule 14a-8 under the Exchange Act, shareholder proposals submitted for inclusion in the proxy statement for our 2026 annual meeting of shareholders must be received by us by January 13, 2026. For more information, see page 51 of this proxy statement.

CORE & MAIN	5	2025 PROXY STATEMENT

QUESTIONS AND ANSWERS
Why am I receiving these proxy materials?
The accompanying proxy materials have been furnished to you because the Company is soliciting your proxy to vote your shares of common stock of the Company at the Annual Meeting. This proxy statement describes issues on which we would like you to vote at our Annual Meeting. It also gives you information on these issues so that you can make an informed decision.
The “proxy materials” include the Notice of Internet Availability, proxy statement for the Annual Meeting, Annual Report and the proxy card for the Annual Meeting. The Company has made these proxy materials available to you through the internet, or, upon your request, has delivered printed versions of these materials to you by mail, because you owned shares of Company common stock at the close of business on the April 28, 2025 record date (the “Record Date”).
When you vote via the internet, telephone or by signing and returning the proxy card, you appoint each of Mark G. Whittenburg and Mark R. Witkowski as your representatives at the Annual Meeting, with full power of substitution. They will vote your shares at the Annual Meeting as you have instructed them or, if an issue that is not on the proxy card comes up for vote, in accordance with their best judgment and as permitted by applicable law. This way, your shares will be voted regardless of whether you virtually attend the Annual Meeting. Even if you plan to virtually attend the Annual Meeting, we encourage you to vote in advance via internet or telephone, or if you received your proxy card by mail, by signing and returning your proxy card. If you vote via the internet or telephone, you do not need to return your proxy card.
Why is the Annual Meeting being held virtually?
We believe that a virtual-only Annual Meeting will give more of our shareholders the opportunity to attend and actively participate in the Annual Meeting, while also reducing the cost to the Company.
Why did I receive a one-page notice in the mail regarding the internet availability of proxy materials instead of a full set of proxy materials?
In accordance with rules adopted by the SEC, the Company has elected to use the internet as the primary means of furnishing proxy materials to shareholders. Accordingly, the Company is sending a Notice of Internet Availability to the Company’s shareholders. All shareholders will have the ability to access the proxy materials on the website referred to in the Notice of Internet Availability or request a printed set of the proxy materials. Instructions on how to access the proxy materials over the internet or how to request a printed copy may be found in the Notice of Internet Availability. In addition, shareholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. The Company encourages shareholders to take advantage of the availability of the proxy materials on the internet to help reduce the environmental impact of its annual meetings and reduce the cost to the Company of physically printing and mailing materials.
Who is entitled to vote?
Holders of Class A common stock and Class B common stock, voting together as a single class, as of the close of business on the Record Date are entitled to vote at the Annual Meeting. In compliance with Section 1.06 of our Bylaws, beginning on April 28, 2025, a list of shareholders entitled to vote at the Annual Meeting will be available for examination by emailing the Company at InvestorRelations@CoreandMain.com and requesting a time to view such list.
Each share of common stock is entitled to how many votes?
As of the Record Date, there were:
•189,404,519 shares of Class A common stock outstanding; and
•7,698,980 shares of Class B common stock outstanding.
Each share of Class A common stock and Class B common stock entitles its holder to one vote on all matters presented to our shareholders at the Annual Meeting. As of the Record Date, holders of Class A common stock held 96.1% of the total outstanding voting power and holders of Class B common stock held 3.9% of the total outstanding voting power.
How do I vote?
The procedures for voting are as follows:
•Shareholder of Record. If you are a shareholder of record, you may vote online during the virtual Annual Meeting, vote by proxy using a proxy card, vote by proxy over the telephone or vote by proxy via the internet. Even if you do not plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the Annual Meeting and vote, even if you have already voted by proxy. The vote you cast during the Annual Meeting will supersede any previous votes that you may have submitted.
•Vote by Internet. To vote by internet during the Annual Meeting, follow the instructions posted at www.virtualshareholdermeeting.com/CNM2025. Shareholders of record may submit proxies prior to the Annual Meeting

CORE & MAIN	6	2025 PROXY STATEMENT

over the internet by visiting www.proxyvote.com and following the instructions on the Notice of Internet Availability or, if printed copies of the proxy materials were requested, the instructions on the printed proxy card. Most beneficial shareholders may vote by accessing the website specified on the voting instruction forms provided by their brokers, trustees, banks or other nominees. Please check your voting instruction form for internet voting availability.
•Vote by Telephone. Shareholders of record may submit proxies using any telephone from within the United States by following the instructions on the Notice of Internet Availability or, if printed copies of the proxy materials were requested, the instructions on the printed proxy card. Most beneficial owners may vote using any telephone by calling the number specified on the voting instruction forms provided by their brokers, trustees, banks or other nominees.
•Vote by Mail. Shareholders of record may submit proxies by mail by requesting printed proxy cards and completing, signing and dating the printed proxy cards and mailing them in the pre-addressed envelopes that will accompany the printed proxy materials. Beneficial owners may vote by completing, signing and dating the voting instruction forms provided and mailing them in the pre-addressed envelopes accompanying the voting instruction forms. If you are a shareholder of record and you return your signed proxy card but do not indicate your voting preferences, the persons named in the proxy card will vote the shares represented by that proxy as recommended by the Board. If you are a beneficial owner and you return your signed voting instruction form but do not indicate your voting preferences, please see “If I hold shares in street name through a broker, can the broker vote my shares for me?” regarding whether your broker, bank or other holder of record may vote your uninstructed shares.
•Beneficial Owner. If you are a beneficial owner of shares registered in the name of your broker, trustee, bank or other nominee, you should have received a notice containing voting instructions from that organization rather than from us. Simply follow the voting instructions in that notice to ensure that your vote is counted. To vote during the Annual Meeting, you must obtain a valid proxy from your broker, trustee, bank or other nominee. Follow the instructions included with these proxy materials, or contact your broker, trustee, bank or other nominee to request a proxy form.
What is the difference between a shareholder of record and a beneficial owner of shares held in street name?
•Shareholder of Record. If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are a shareholder of record.
•Beneficial Owner of Shares Held in Street Name. If your shares are held in an account at a brokerage firm, bank, broker-dealer or other similar organization, then you are a beneficial owner of shares held in street name. The organization holding your account is considered the shareholder of record. As a beneficial owner, you have the right to direct the organization holding your account how to vote the shares you hold in your account.
What if I change my mind after I return my proxy?
You may revoke your proxy and change your vote at any time before the polls close at the Annual Meeting. Shareholders of record may do this by:
•delivering written notice, bearing a date later than the proxy, stating that the proxy is revoked, to 1830 Craig Park Court, St. Louis, Missouri 63146, Attn: Secretary;
•submitting a later-dated proxy relating to the same shares by mail, telephone or the internet prior to the vote at the Annual Meeting; or
•virtually attending and voting during the Annual Meeting.
Attendance at the Annual Meeting will not, by itself, revoke a proxy. If you hold shares through a bank, broker, trust or other holder of record please refer to your voting instruction form, or other information forwarded by your bank, broker, trustee or other holder of record to see how you can revoke your proxy and change your vote.
How many votes do you need to hold the Annual Meeting?
The presence electronically or represented by proxy at the Annual Meeting, of a majority of the voting power of the combined shares of Class A common stock and Class B common stock entitled to vote constitutes a quorum. A quorum must be present to conduct business at the Annual Meeting.
On what items am I voting?
You are being asked to vote on three items: (i) to elect three directors nominated by the Board and named in this proxy statement to serve as Class I directors for a term of three years expiring at the 2028 annual meeting of shareholders; (ii) to ratify the appointment of PwC as our independent registered public accounting firm for fiscal 2025; and (iii) to submit an advisory vote to approve NEO compensation for fiscal 2024.

CORE & MAIN	7	2025 PROXY STATEMENT

In addition, shareholders and proxies present at the Annual Meeting will transact any other business as may properly come before the Annual Meeting. The Board is not currently aware of any other business to be conducted at the Annual Meeting. No cumulative voting rights are authorized, and dissenters’ rights are not applicable to these matters.
How does the Board recommend that I vote?
The Board recommends that you vote:
•FOR each of the three director nominees;
•FOR ratification of the appointment of PwC as our independent registered public accounting firm for fiscal 2025; and
•FOR approval of NEO compensation for fiscal 2024.
How may I vote in the election of directors, and how many votes must the nominees receive to be elected?
With respect to Proposal 1, you may:
•vote FOR each of the three director nominees;
•vote FOR one or more of the director nominees and WITHHOLD from voting on one or more of the other director nominees; or
•WITHHOLD from voting on all the director nominees.
Our Bylaws provide that a director nominee must receive the affirmative vote of at least a plurality of the votes cast. This means that the three individuals nominated for election to the Board who receive the most “FOR” votes (among votes properly cast electronically or by proxy) will be elected. At this year’s Annual Meeting, a nominee will be elected if he or she receives any “FOR” votes regardless of the number of “WITHHOLD” votes.
How may I vote for Proposal 2, and how many votes must this proposal receive to pass?
With respect to Proposal 2, you may:
•vote FOR the ratification of PwC;
•vote AGAINST the ratification of PwC; or
•ABSTAIN from voting on the proposal.
In order to pass, the proposal must receive the affirmative vote of a majority of the voting power of the outstanding shares of common stock of the Company present electronically or represented by proxy at the Annual Meeting and entitled to vote. Abstentions will have the same effect as a vote “AGAINST” Proposal 2. Although discretionary voting is permitted, broker non-votes are not expected to have an effect on Proposal 2 because Proposal 2 is expected to be a “routine” matter for which brokers are permitted to vote shares held by them without instruction by the beneficial owner. Even if the appointment is ratified, the audit committee of the board (the "Audit Committee") may in its discretion select a different firm at any time during the year if it determines that such a change would be in the best interests of the Company and our shareholders.
How may I vote on Proposal 3 to approve, on an advisory basis, the compensation of the NEOs as disclosed in this proxy statement, and how many votes must this proposal receive to pass?
With respect to Proposal 3, you may:
•vote FOR the approval, on an advisory basis, of NEO compensation;
•vote AGAINST the approval, on an advisory basis, of NEO compensation; or
•ABSTAIN from voting on the proposal.
The non-binding advisory vote on Proposal 3 will be determined by a majority of the voting power of the outstanding shares of common stock of the Company present electronically or represented by proxy at the Annual Meeting and entitled to vote. Abstentions will have the same effect as a vote “AGAINST” Proposal 3. Broker non-votes are not expected to have an effect on Proposal 3. As an advisory vote, this proposal is not binding. In light of the foregoing, our Board and Talent and Compensation Committee will consider the outcome of the vote when making future compensation decisions for our NEOs.
Will my shares be voted if I do not vote via the internet, by telephone, by signing and returning my proxy card or by attending and voting online during the Annual Meeting?
If you do not vote via the internet, by telephone, by signing and returning your proxy card or by attending and voting online during the Annual Meeting, then your shares will not be voted and will not count in deciding the matters presented for shareholder consideration at the Annual Meeting.

CORE & MAIN	8	2025 PROXY STATEMENT

Under certain circumstances and in accordance with NYSE rules that govern banks and brokers, if your shares are held in street name through a bank or broker, your bank or broker may vote your shares if you do not provide voting instructions before the Annual Meeting. These circumstances include voting your shares on “routine matters,” such as Proposal 2, the ratification of the appointment of our independent registered public accounting firm described in this proxy statement. With respect to Proposal 2, therefore, if you do not vote your shares, your bank or broker may vote your shares on your behalf or leave your shares unvoted.
The remaining proposals are not expected to be considered routine matters under NYSE rules relating to voting by banks and brokers. When a proposal is not a routine matter and the brokerage firm has not received voting instructions from the beneficial owner of the shares with respect to that proposal, the brokerage firm cannot vote the shares on that proposal. This is called a “broker non-vote.” Broker non-votes at the Annual Meeting will be counted for purposes of establishing a quorum, but will have no effect on the outcome of the proposals being voted on at the Annual Meeting.
We encourage you to provide instructions to your bank or brokerage firm by voting your proxy. This action ensures that your shares will be voted at the Annual Meeting in accordance with your wishes.
What is the vote required for each proposal to pass, and what is the effect of abstentions and uninstructed shares on the proposals?
The following table summarizes the Board’s recommendation on each proposal, the vote required for each proposal to pass, and the effect abstentions, broker non-votes or uninstructed shares (proxy card returned, but voting instructions not provided) have on each proposal.

PROPOSAL NUMBER	ITEM	BOARD VOTING RECOMMENDATION	VOTING REQUIRED FOR APPROVAL	ABSTENTIONS/ WITHHELD	EXPECTED IMPACT OF BROKER NON-VOTES
1	Election of Directors	FOR ALL	The three nominees who have received the affirmative vote of at least a plurality of the votes cast in respect of the outstanding shares of common stock of the Company present in person, electronically or represented by proxy at the Annual Meeting and entitled to vote	No effect	No effect
2	Ratification of appointment of independent registered public accounting firm	FOR	Majority of the voting power of the outstanding shares of common stock of the Company present in person, electronically or represented by proxy at the Annual Meeting and entitled to vote	Count as votes against	Discretionary voting permitted
3	Advisory vote on the compensation of our NEOs	FOR	Majority of the voting power of the outstanding shares of common stock of the Company present in person, electronically or represented by proxy at the Annual Meeting and entitled to vote	Count as votes against	No effect
Who is paying for this proxy solicitation?
We are paying the costs of the solicitation of proxies. Members of our Board and officers and employees may solicit proxies by mail, telephone, email or in person. We will not pay directors, officers or employees any extra amounts for soliciting proxies. We will, upon request, reimburse brokerage firms, banks or similar entities representing street name holders for their expenses in forwarding proxy materials to their customers who are street name holders and obtaining their voting instructions. We may in our discretion engage at our cost a proxy solicitor to solicit proxies for the Annual Meeting.
I share an address with another shareholder. Why did we receive only one set of proxy materials?
We have adopted a procedure approved by the SEC called “householding,” under which multiple shareholders who share the same address will receive only one copy of the Annual Report, proxy statement or Notice of Internet Availability, as applicable, unless we receive contrary instructions from one or more of the shareholders. We agree to deliver promptly, upon written or oral request, a separate copy of the Notice of Internet Availability or proxy materials, as requested, to any shareholder at the shared address to which a single copy of those documents was delivered. If you wish to opt out of householding and receive multiple copies of the proxy materials at the same address, please contact Broadridge Financial Solutions, Inc. (“Broadridge”) at (866) 540-7095 or in writing at Broadridge, Householding Department, 51 Mercedes Way, Edgewood, NY 11717. Shareholders sharing an address who are currently receiving multiple copies of the proxy materials may also request delivery of a single copy by contacting Broadridge at the same telephone number or address. You may also request additional copies of the proxy materials by contacting Broadridge at the same telephone number or address. Shareholders with shares registered in the name of a brokerage firm, bank, trust or other holder of record may contact their brokerage firm, bank, trust or other holder of record to request information about householding.

CORE & MAIN	9	2025 PROXY STATEMENT

What do I need to do to virtually attend the Annual Meeting?
You will need to go to www.virtualshareholdermeeting.com/CNM2025 and enter the control number located on your proxy card or follow the instructions that accompanied your proxy materials. We recommend that you log in at least 30 minutes before the meeting starts to ensure that you are logged in when the Annual Meeting begins. Only our shareholders and persons holding proxies from our shareholders may attend the Annual Meeting.
Although it will be a virtual-only meeting, the Company wants the Annual Meeting to provide shareholders with the same rights and opportunities to participate as in an in-person meeting, including the ability to ask questions of the Board and management. To support these efforts, the Company will:
•provide for Annual Meeting attendees to begin logging into the Annual Meeting at 8:30 a.m. Central Time on June 24, 2025, 30 minutes in advance of the meeting;
•permit participating shareholders to submit questions via live webcast during the Annual Meeting on the meeting website. Questions relevant to meeting matters will be answered during the meeting, subject to time constraints and discretion of the Chair of the Board. As stated in the rules of conduct, which are accessible on the meeting website, questions can be submitted in the field provided on the website for the Annual Meeting;
•post responses to questions relevant to meeting matters that are not answered during the Annual Meeting due to time constraints on the Company’s Investor Relations website, as soon as practicable after the Annual Meeting;
•provide the ability for participating shareholders of record to vote or revoke their prior vote by following the instructions available on the meeting website during the Annual Meeting. Shares for which a shareholder is the beneficial owner, but not the shareholder of record, also may be voted electronically during the Annual Meeting if the shareholder utilizes the control number located on their proxy card; and
•have technicians ready beginning 30 minutes prior to the Annual Meeting to assist participating shareholders with any technical difficulties they may have accessing the virtual meeting. If participating shareholders encounter any difficulties accessing the virtual meeting during check-in or the meeting, they may call the technical support number that will be posted on the virtual meeting platform login page.
The Company welcomes all of its shareholders to join and participate in the Annual Meeting. Whether you plan to attend, we urge you to vote and submit your proxy in advance of the Annual Meeting by one of the methods described in the proxy materials for the Annual Meeting.
What if the Company encounters technical difficulties during the Annual Meeting?
If we experience technical difficulties during the Annual Meeting (e.g., a temporary or prolonged power outage), our Chair will determine whether the meeting can be promptly reconvened (if the technical difficulty is temporary) or whether the meeting will need to be reconvened on a later day (if the technical difficulty is more prolonged). In any of these situations, we will promptly notify shareholders of the decision via www.virtualshareholdermeeting.com/CNM2025 and https://ir.coreandmain.com. If you encounter technical difficulties accessing the Annual Meeting or asking questions during the Annual Meeting, a support line will be available on the login page of the virtual Annual Meeting website.

CORE & MAIN	10	2025 PROXY STATEMENT

DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE
The following sections provide an overview of our corporate governance structure and processes. Among other topics, we describe how we select directors, how we consider the independence of our directors and key aspects of our Board operations.
Board of Directors
Our business and affairs are managed under the direction of our Board. Our Bylaws provide that our Board shall consist of not fewer than three directors, with the exact number to be fixed by the Board. In connection with the Executive Transition and upon the recommendation of the Nominating and Governance Committee, our Board increased the number of directors from nine to ten, appointed Mark R. Witkowski as a Class I director to fill the resulting vacancy and reclassified Stephen O. LeClair from a Class I director to a Class II director. Our Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) divides the Board into three classes, as nearly equal in number as possible, with directors each serving staggered three-year terms. At each annual meeting of shareholders, a class of directors will be elected for a three-year term to succeed the class whose term is then expiring. Each director’s term continues until the election and qualification of his or her successor, or his or her earlier death, resignation or removal. The authorized number of directors may be changed by resolution of our Board. Vacancies on our Board may be filled by resolution of our Board.

DIRECTOR	AGE	POSITION	DIRECTOR SINCE
Class I Directors with terms expiring at the 2025 Annual Meeting
Dennis G. Gipson	71	Director	2021
James D. Hope	65	Director	2024
Mark R. Witkowski	50	Director, Chief Executive Officer	2025
Class II Directors with terms expiring at the 2026 Annual Meeting
Bhavani Amirthalingam	49	Director	2022
Orvin T. Kimbrough	50	Director	2021
Stephen O. LeClair	56	Chair of the Board, Executive Chair	2021
Margaret M. Newman	56	Director	2021
Class III Directors with terms expiring at the 2027 Annual Meeting
Robert M. Buck	56	Director	2022
James G. Castellano	73	Lead Independent Director	2021
Kathleen M. Mazzarella	65	Director	2021
The Board is therefore asking you to elect the three nominees for Class I directors whose current terms expire at the Annual Meeting. See “Proposal 1 - Election of Directors” on page 48.
Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors.
Our Board has determined that, with the exception of Stephen O. LeClair, our Executive Chair and former CEO, and Mark R. Witkowski, our CEO, all of the members of our Board are “independent” as defined under NYSE and Exchange Act rules and regulations.
The number of members on our Board may be fixed by resolution adopted from time to time by the Board. Any vacancies or newly created directorships may be filled only by the affirmative vote of a majority of directors then in office, even if less than a quorum, or by a sole remaining director. Each director shall hold office until his or her successor has been duly elected and qualified, or until his or her earlier death, resignation or removal.
Set forth below is biographical information as well as background information relating to each director’s business experience, qualifications, attributes and skills and why the Board and Nominating and Governance Committee believe each individual is a valuable member of our Board.

CORE & MAIN	11	2025 PROXY STATEMENT

Director Nominees
Class I Directors - Terms Expiring at the 2025 Annual Meeting

Dennis G. Gipson has been an independent Board member of the Company since July 2021 and served as a member of the board of Opco from August 2017 until August 2019 and Holdings from August 2019 until July 2021. Mr. Gipson has over 40 years of experience in the food distribution and retailing industry, holding executive leadership positions at Hussmann International and Ingersoll Rand. From 2016 to 2019, Mr. Gipson was elected Board Chair of Fontbonne University, and from 2019 to 2020, he also served as interim President and COO. He was named a Trustee Emeritus when his term ended in 2020. Prior to joining Fontbonne University, Mr. Gipson served as CEO of Hussmann International from 2010 to 2017. Mr. Gipson holds a B.A. in Management from Maryville University in St. Louis and an Executive M.B.A. from Stanford University.
Mr. Gipson is a valuable member of our Board because of his broad experience in the retail, manufacturing, and distribution sectors.

James D. Hope has been an independent Board member of the Company since May 2024. Mr. Hope was Executive Vice President and Chief Financial Officer of Performance Food Group Company (“PFG”, NYSE: PFGC) from 2018 to 2022 and Executive Vice President of Operations from 2014 to 2018. Prior to joining PFG, Mr. Hope spent 26 years in various executive leadership roles at Sysco Corporation (NYSE: SYY), most recently serving as Executive Vice President of Business Transformation. Before that, Mr. Hope progressed through several financial and sales leadership positions, including Senior Vice President of Sales and Marketing and President and CEO of Sysco’s Kansas City operating company. Mr. Hope holds a B.S. in Business Administration from the University of Texas at Austin.
Mr. Hope is a valuable member of our Board because of his financial and operations expertise, his board experience on a public distribution company and his experience as a finance executive.

Mark R. Witkowski has served as the Company’s CEO since March 31, 2025. Mr. Witkowski previously served as the Company’s CFO since its formation in April 2021, of Holdings since August 2019, and of OpCo since February 2016 until his appointment as CEO. Prior to being named CFO, Mr. Witkowski served as the Company’s vice president of finance and as the credit director of OpCo from 2008 to 2012. He joined Core & Main in 2007 after a 10-year career working in the audit practice of PricewaterhouseCoopers, LLP focusing on large public and private companies across various industries. Mr. Witkowski holds a B.S. in Business Administration with an emphasis in accounting and finance from Washington University.
Mr. Witkowski is a valuable member of our Board because of his deep expertise in finance and accounting as well as his intimate understanding of the Company’s financial health and strategic planning and deep knowledge of our industry and day-to-day business and operations.

Continuing Directors
Class II Directors - Terms Expiring at the 2026 Annual Meeting

Bhavani Amirthalingam has been an independent Board member of the Company since April 2022. Ms. Amirthalingam has served as the Chief Growth and Transformation Officer of Acuity Inc. (NYSE: AYI) since November 2024. Previously, Ms. Amirthalingam served as Executive Vice President and Chief Customer and Technology Officer of Ameren, from March 2023 to March 2024, and as the Senior Vice President and Chief Digital Information Officer of Ameren from March 2018 to March 2023. Ms. Amirthalingam also served as the Chief Information Officer of Schneider Electric from January 2015 to February 2018. Her previous experience includes 15 years at World Wide Technology as Chief Information Officer and Vice President, Customer Solutions & Innovation. Ms. Amirthalingam holds a B.S. in Computer Science from Madras University and an M.B.A. from SP Jain Institute of Management & Research.
Ms. Amirthalingam is a valuable member of our Board because of her extensive experience in digital strategy, customer experience, information security and cyber security across a variety of global manufacturers, technology, distribution, and energy companies.

CORE & MAIN	12	2025 PROXY STATEMENT

Orvin T. Kimbrough has been an independent Board member of the Company since July 2021 and served as a member of the board of Holdings from September 2020 until July 2021. Mr. Kimbrough has served on the board of Midwest BankCentre since 2015, became its CEO in 2019 and has been its Chairman of the board since January 2020. He also currently serves on the board of Korte Construction. He previously served on the board of NuSource Financial. Previously, Mr. Kimbrough served as President and CEO of United Way of Greater St. Louis from 2014 to 2019. Mr. Kimbrough holds a B.S.W. in Social Work from the University of Missouri-Columbia, an M.S.W. (Program Planning and Administration) from the University of Missouri-Columbia, an M.B.A. from the University of Missouri-St. Louis and an M.A. in Theology from the Aquinas Institute of Theology.
Mr. Kimbrough is a valuable member of our Board because of his broad experience across multiple industries as well as his extensive board experience.

Stephen O. LeClair has served as Executive Chair of the Company since March 31, 2025. Prior to his appointment as Executive Chair, Mr. LeClair served as CEO of the Company from July 2021, of Holdings from August 2019, and of Opco from 2014. Mr. LeClair has served as a Board member of the Company since July 2021 and Chair of the Board since February 2024. He also served as a member of the board of Holdings from August 2019 until July 2021 and of OpCo from August 2017 until August 2019. Previously, he served as Chief Operating Officer of HD Supply Waterworks from 2008 to 2012. In 2005, Mr. LeClair joined HD Supply and served as President of HD Supply Lumber and Building Materials from 2007 to 2008. His previous experience also includes 15 years at General Electric Company (“GE”) in various positions of increasing responsibility, including Senior Vice President, Marketing & Product Management at GE Equipment Services and Retail Business Development Leader at GE Appliances. Mr. LeClair is an Independent Director on the Board of AAON Inc. (NASDAQ: AAON) Mr. LeClair holds a B.S. in Mechanical Engineering from Union College and an M.B.A. from the University of Louisville.
Mr. LeClair is a valuable member of our Board because of his significant experience in the industrial and distribution industries and mergers and acquisitions, as well as his deep knowledge of our industry and day-to-day business and operations.

Margaret M. Newman has been an independent Board member of the Company since July 2021 and served as a member of the board of Opco from August 2017 until August 2019 and Holdings from August 2019 until July 2021. Ms. Newman has served as Chief People Officer of BrandSafway since July 2019. Ms. Newman previously served as the Chief Human Resources Officer of Keurig Dr. Pepper, Inc. from 2017 to 2019 and as the Chief People Officer of HD Supply from 2007 to 2017. At HD Supply, Ms. Newman helped guide that company through several mergers and acquisitions, strategic divestitures and an initial public offering. Before joining HD Supply, Ms. Newman held key Human Resources roles in Conseco Insurance and Sears Roebuck & Company. Ms. Newman currently serves as a director of Artera Services, LLC (formerly PowerTeam Services, LLC). Ms. Newman holds a B.A. in Psychology from Coe College and an M.A. in Social Work from the University of Wisconsin-Milwaukee.
Ms. Newman is a valuable member of our Board because of her extensive experience as a human resources professional and her experience integrating merger and acquisitions transactions.

CORE & MAIN	13	2025 PROXY STATEMENT

Class III Directors with terms expiring at the 2027 Annual Meeting

Robert M. Buck has been an independent Board member of the Company since September 2022. Mr. Buck is President, CEO and a member of the board of directors of TopBuild Corp. (NYSE: BLD), a leading installer and specialty distributor of insulation and building material products to the North American construction industry. Prior to TopBuild Corp., Mr. Buck served as Group Vice President of Masco Corporation, where he was responsible for the Installation and Other Services segment. Mr. Buck began his career with Masco Corporation in 1997 at Liberty Hardware Mfg. Corp., where he spent eight years in several operations leadership roles and worked extensively in international operations. He became Executive Vice President in 2005 and helped lead the merger of another Masco Corporation company with Liberty Hardware Mfg. Corp. before being promoted to the office of President in 2007. Mr. Buck holds a B.S. in Information Systems and Operations Management and an M.B.A. from the University of North Carolina at Greensboro.
Mr. Buck is a valuable member of our board because of his extensive experience in specialty distribution, mergers and acquisitions, and international operations.

James G. Castellano has been an independent Board member of the Company since July 2021, Lead Independent Director since February 2024 and served as a member of the board of Opco from August 2017 until August 2019 and Holdings from August 2019 until July 2021. Mr. Castellano previously served as Managing Partner of accounting firm RubinBrown LLP from 1989 to 2004 and Chairman of RubinBrown LLP from 2004 to 2016, and as Chairman of Baker Tilly International, one of the world’s 10 largest networks of independent accounting firms of which RubinBrown is a member, from 2002 to 2018. Mr. Castellano currently serves as a director of Fiduciary Counseling, Inc., and as an advisor to HBM Holdings and Roeslein & Associates. His previous experience includes serving as Chairman of the board of directors for the American Institute of Certified Public Accountants from 2001 to 2002. Mr. Castellano holds a B.S.B.A. in Accounting from Rockhurst University.
Mr. Castellano is a valuable member of our Board because of his extensive accounting, financial and business experience.

Kathleen M. Mazzarella has been an independent Board member of the Company since July 2021 and served as a member of the board of Opco from January 2019 until August 2019 and Holdings from August 2019 until July 2021. Ms. Mazzarella has been the President and CEO of Graybar, an employee-owned FORTUNE 500 distributor of electrical, communications and data networking products, since 2012 and Chairman of Graybar since 2013. In addition to her role at Graybar, Ms. Mazzarella also serves as a director of Cigna Corporation (NYSE: CI) and as independent chair of the board of directors of Waste Management, Inc. (NYSE: WM). Ms. Mazzarella previously served as a director of Express Scripts Holding Co. and as Chairman of the Federal Reserve Bank of St. Louis. Ms. Mazzarella holds a B.A. in Behavioral Science from National Louis University and an M.B.A. from Webster University.
Ms. Mazzarella is a valuable member of our Board because of her extensive experience in the industrial and distribution industries, mergers and acquisitions, and her experience as a director of other public companies.

CORE & MAIN	14	2025 PROXY STATEMENT

Executive Officers
The following table sets forth certain information concerning our executive officers as of the date hereof.

NAME	PRESENT POSITIONS	AGE
Mark R. Witkowski	Chief Executive Officer	50
Stephen O. LeClair	Executive Chair	56
Robyn L. Bradbury	Chief Financial Officer	42
Bradford A. Cowles	President	54
Michael G. Huebert	President	53
John R. Schaller	Executive Vice President	69
Mark G. Whittenburg	General Counsel and Secretary	58
Laura K. Schneider	Chief Human Resources Officer	64
Information on Mr. Witkowski can be found above under “Director Nominees.”
Information on Mr. LeClair can be found above under “Continuing Directors.”

Robyn L. Bradbury has served as Chief Financial Officer since the Executive Transition on March 31, 2025. Previously, Ms. Bradbury served as the Company’s Senior Vice President of Finance and Investor Relations since April 2024, and prior to being named Senior Vice President of Finance and Investor Relations, Ms. Bradbury held several positions in finance, including as Vice President of Finance and Investor Relations, Senior Director of Financial Planning & Analysis, Senior Manager of Financial Planning & Analysis, and other roles of increasing responsibility. Prior to joining the Company, Ms. Bradbury held various other positions in public accounting and corporate finance. Ms. Bradbury holds a B.S. in Accounting and Finance and an M.B.A. degree from Lindenwood University.

Bradford A. Cowles has served as President of Core & Main since December 2022. Previously, he was the President of Fire Protection of Holdings since August 2019 and of Opco since January 2018. Mr. Cowles served as Chief Operating Officer of Opco from January 2017 to August 2019. Previously, Mr. Cowles led HD Supply’s IT organization as Chief Information Officer from 2015 to 2017. Mr. Cowles joined HD Supply in 2005 and served as divisional Chief Information Officer for three of HD Supply’s business units, including the Company. His previous experience also includes 10 years spent at the Michelin Tire Corporation in various leadership roles in R&D, Manufacturing and Quality. Mr. Cowles currently serves as a director of Johnstone Supply. Mr. Cowles holds a B.S. and M.S. in Mechanical Engineering from the University of Florida.

Michael G. Huebert has served as President of Core & Main since July 2024. Previously, he served as executive vice president of sales with Advanced Drainage Systems from June 2022 to July 2024, as senior vice president, sales, from 2020 to 2022 and in other senior sales and leadership roles prior to 2020. Mr. Huebert holds a B.B.A. in Marketing from Fresno State University.

John R. Schaller has served as Executive Vice President of Core & Main since July 2024. Previously, he served as President of Core & Main since December 2022 and President, Waterworks, of Core & Main since its formation in April 2021, of Holdings since August 2019, and of Opco since January 2018. Prior to that, he was Senior Regional Vice President and Regional Vice President of Opco. Mr. Schaller has more than 40 years of industry experience, all with the Company or one of its predecessors. This includes 19 years at Sidener Supply Company, where he started his career in 1979 and served as President at the time of the sale of Sidener to U.S. Filter, which ultimately became part of the Company. Mr. Schaller previously served as a director of the Water and Sewer Distributors of America. Mr. Schaller holds a B.A. in Forestry from the University of Missouri-Columbia and an M.B.A. from Webster University.

CORE & MAIN	15	2025 PROXY STATEMENT

Mark G. Whittenburg has served as General Counsel and Secretary of Core & Main since its formation in April 2021, of Holdings since August 2019, and of Opco since September 2017. Prior to joining the Company, Mr. Whittenburg served as Vice President of Legal for Asia at Autoliv ASP, Inc. from 2014 to 2017. His previous experience includes 15 years at GE, including General Counsel for GE Intelligent Platforms and Chief Compliance Officer for GE China, and six years in private practice. Mr. Whittenburg holds a B.A. in Biology from Hanover College and a J.D. from the University of Cincinnati College of Law.

Laura K. Schneider has served as Chief Human Resources Officer of Core & Main since its formation in April 2021, of Holdings since August 2019, and of Opco since January 2018. She joined Opco as Senior Director of Human Resources in 2011 and served as Vice President of Human Resources from 2013 to 2018. Prior to joining the Company, Ms. Schneider was employed for 28 years with Anheuser-Busch InBev. During her tenure, she held positions of increasing responsibility, culminating as Senior Director of Human Resources supporting the Sales and Wholesale Operations Divisions. Ms. Schneider currently serves as a director and chair of the compensation committee for STS Operating, Inc. d/b/a SunSource. Ms. Schneider holds a B.S. in Communications from the University of Illinois and an M.B.A. from Pepperdine University.

Board Leadership Structure
It is the policy of the Board that it may choose in its discretion whether to separate or combine the offices of Chair of the Board and CEO on a case-by-case basis. The Board believes it is important to retain its flexibility to allocate the responsibilities of the offices of the Chair of the Board, CEO and other executive officers in any way that is in the best interests of the Company at a given point in time. Our Corporate Governance Guidelines provide that a lead independent director will continue to be appointed annually by our independent directors while the offices of Chair of the Board and CEO are combined. While the Executive Transition separated the offices of Chair of the Board and CEO, Mr. LeClair remains in an executive officer role with the Company. Accordingly, while serving as Executive Chair (and for a period thereafter), Mr. LeClair does not and will not meet the independence standards set forth in section 303A.02 of the NYSE Listed Company Manual. Therefore, the Board desires that a lead independent director continue to be appointed annually while Mr. LeClair serves as Executive Chair and Chair of the Board.
As CEO until his appointment as Executive Chair on March 31, 2025, Mr. LeClair navigated Core & Main through dynamic environments while delivering strong financial performance through organic growth, acquisitions and other strategies while returning capital to shareholders. We believe that Mr. LeClair’s significant experience in our industry and deep knowledge of our day-to-day business operations over his nearly two decades with Core & Main, support the Board’s position that he is most qualified to lead the Board and best serve the interests of shareholders.
Concurrently with Mr. LeClair assuming the role of Chair of the Board in 2024, Mr. Castellano was appointed to the newly created position of Lead Independent Director upon the recommendation of the Nominating and Governance Committee. As Lead Independent Director, Mr. Castellano, among other things: acts as a liaison between the independent directors and the Chair; consults with the Chair on the schedules, agendas and information provided to the Board for each meeting; consults with the Chair on such other matters that are pertinent to the Company and the Board; calls meetings of non-management and independent directors by providing appropriate notice of such meetings in accordance with the Bylaws; chairs executive sessions of non-management and independent directors; chairs Board and shareholders meetings when the Chair is not present; is available for consultation and direct communication with major shareholders upon request; consults with the CEO and the committees on matters relating to management effectiveness and Board performance; and carries out such other duties as requested by the Board. Mr. Castellano brings to the Lead Independent Director role, among other attributes, extensive boardroom experience and the ability to facilitate meaningful participation and collaboration across our Board. We believe that the combination of Mr. Castellano as an empowered Lead Independent Director, and our independent committees, experienced committee chairs and other well-qualified directors, serves as an appropriate counterbalance to Mr. LeClair's non-independent status while serving in the roles of Chair of the Board and Executive Chair. We believe this leadership structure facilitates the most effective functioning of the Board at this time. We are committed to establishing and maintaining strong corporate governance practices that reflect high standards of ethics and integrity and promote long-term shareholder value.

CORE & MAIN	16	2025 PROXY STATEMENT

Board Committees
Our Board maintains an Audit Committee, a Talent and Compensation Committee and a Nominating and Governance Committee. As non-independent directors under the NYSE and Exchange Act rules and regulations, neither Mr. LeClair, our Chair of the Board and Executive Chair, nor Mr. Witkowski, a director and our CEO, serve on any Board committees.

COMMITTEES

Audit

Talent and Compensation

Nominating and Governance

Bhavani Amirthalingam

James D. Hope

Robert M. Buck

Orvin T. Kimbrough

James G. Castellano

Chair Lead

Kathleen M. Mazzarella

Chair

Dennis G. Gipson

Margaret M. Newman

Chair

Audit Committee
Our Audit Committee is responsible, among its other duties and responsibilities, for overseeing our accounting and financial reporting processes, the audits of our financial statements, the qualifications and independence of our independent registered public accounting firm, the effectiveness of our internal controls over financial reporting and the performance of our internal audit function and independent registered public accounting firm. Our Audit Committee is responsible for reviewing and assessing the qualitative aspects of our financial reporting, our processes to manage business and financial risks, overseeing our cybersecurity program, and our compliance with significant applicable legal, ethical and regulatory requirements. Our Audit Committee is directly responsible for the appointment, compensation, retention and oversight of our independent registered public accounting firm. The charter of our Audit Committee is available without charge on the investor relations portion of our website.
The members of our Audit Committee are James G. Castellano (Chair), Bhavani Amirthalingam, James D. Hope, and Orvin T. Kimbrough. Our Board has designated each of James G. Castellano and James D. Hope as an “audit committee financial expert,” and each of the four members has been determined to be “financially literate” under the NYSE rules. Our Board has also determined that James G. Castellano, Bhavani Amirthalingam, James D. Hope and Orvin T. Kimbrough are “independent” as defined under the NYSE and Exchange Act rules and regulations.
Talent and Compensation Committee
Our Talent and Compensation Committee is responsible, among its other duties and responsibilities, for reviewing and approving all forms of compensation to be provided to, and employment agreements with, the executive officers and non-employee directors of our Company and its subsidiaries (including the CEO), establishing the general compensation policies of our Company and its subsidiaries and reviewing, approving and overseeing the administration of the associate benefits plans of our Company and its subsidiaries. Our Talent and Compensation Committee also periodically reviews management development and succession plans. The charter of our Talent and Compensation Committee is available on the investor relations portion of our website.

CORE & MAIN	17	2025 PROXY STATEMENT

The members of our Talent and Compensation Committee are Margaret M. Newman (Chair), Robert M. Buck and Dennis G. Gipson, each of which the Board has determined is “independent” as defined under NYSE and Exchange Act rules and regulations.
Talent and Compensation Committee Interlocks and Insider Participation
None of the members of our Talent and Compensation Committee is a current or former officer or employee of the Company. None of our executive officers currently serves, or in the past year has served, as a member of the Board or a compensation committee (or other board committee performing equivalent functions) of any other entity that has an executive officer serving as a member of our Board.
Nominating and Governance Committee
Our Nominating and Governance Committee is responsible, among its other duties and responsibilities, for identifying and recommending candidates to the Board for election to our Board, reviewing the composition of the Board and its committees and developing and recommending to the Board Corporate Governance Guidelines that are applicable to us. Additionally, in accordance with our Corporate Governance Guidelines, the Nominating and Governance Committee leads the annual Board and Board committee self assessments, periodically reviewing the process in an effort to continually improve Board effectiveness. The charter of our Nominating and Governance Committee is available without charge on the investor relations portion of our website.
The members of our Nominating and Governance Committee are Kathleen M. Mazzarella (Chair), Robert M. Buck, Dennis G. Gipson and Orvin T. Kimbrough, each of which the Board has determined is “independent” as defined under the NYSE and Exchange Act rules and regulations.
Board and Committee Meetings
During fiscal 2024, the Board held five meetings, the Audit Committee held eight meetings, the Nominating and Governance Committee held four meetings and the Talent and Compensation Committee held five meetings. The Board and each committee also took actions by written consent. For fiscal 2024, all members of our Board attended at least 75% of the aggregate of: (1) the total number of meetings of the Board (held during the period for which he or she has been a director) and (2) the number of meetings held by all committees of the Board (during the periods that he or she served on such committees). Each member of our Board is invited and encouraged to attend each meeting. All of our directors attended last year’s annual meeting held on June 26, 2024.
Selecting Nominees for Director
Our Board has delegated to the Nominating and Governance Committee the responsibility for reviewing and recommending nominees for director to the Board. In accordance with our Corporate Governance Guidelines, and on recommendation of the Nominating and Governance Committee, our Board may from time to time adopt criteria for the selection of new directors based on the strategic needs of the Company and the Board. In 2024, at the Nominating and Governance Committee's recommendation, the Board adopted revised Corporate Governance Guidelines prohibiting a director from nomination for an additional term after reaching the age of 72, except in the Board's discretion. The Nominating and Governance Committee will periodically review the criteria adopted by the Board and, if deemed desirable, recommend changes to the criteria. The Nominating and Governance Committee identifies and recommends to the Board candidates the Nominating and Governance Committee believes are qualified and suitable to become members of the Board consistent with the criteria for selection of new directors adopted from time to time by the Board.
Individuals are considered for nomination to the Board based on their business and professional experience, judgment, oversight roles held, skills and background. The Board also considers the candidate’s availability, absence of conflicts and any applicable independence or experience requirements. The Nominating and Governance Committee considers diversity in identifying nominees for director, including personal characteristics such as race and gender, as well as diversity in experience and skills relevant to the Board’s performance of its responsibilities in the oversight of the business. For each of the nominees to the Board, the biographies shown above highlight the experiences and qualifications that were among the most important to the Nominating and Governance Committee in concluding that the nominee should serve as a director of the Company.
The Nominating and Governance Committee will consider director candidates proposed by shareholders on the same basis as recommendations from other sources. Our Bylaws set forth the requirements for director nomination by a shareholder of persons for election to the Board. These requirements, as well as those required by applicable law, are described under “Other Information for Shareholders” on page 51 of this proxy statement. Any shareholder who wishes to recommend a prospective candidate for the Board for consideration by the Nominating and Governance Committee may do so by submitting the name and qualifications of the prospective candidate in writing to the following address: Mark G. Whittenburg, General Counsel and Secretary, Core & Main, Inc., 1830 Craig Park Court, St. Louis, Missouri 63146. Any such submission should also describe the experience, qualifications, attributes and skills that make the prospective candidate a suitable nominee for the Board.

CORE & MAIN	18	2025 PROXY STATEMENT

Board Skills and Diversity
The following table sets forth how each of our Board members self-identifies regarding gender and race/ethnicity.
The terms used in the above table are defined as follows:
•"African American or Black" means a person who has origins in any of the Black racial groups of Africa and is not of Hispanic or Latinx origin.
•"Asian" means a person having origins in any of the original peoples of the Far East, Southeast Asia, or the Indian subcontinent, including, for example, Cambodia, China, India, Japan, Korea, Malaysia, Pakistan, the Philippine Islands, Thailand and Vietnam.
•"White" means a person who has origins in any of the original peoples of Europe, the Middle East, or North Africa and is not of Hispanic or Latinx origin.
Executive Sessions of Our Independent Directors
Our independent directors meet quarterly (i) at scheduled executive sessions without management and (ii) with the CEO without other executive officers being present. Our Lead Independent Director or another independent director selected during the executive session acts as chair at such meetings.
Board’s Role in Risk Oversight
Our Board has overall responsibility for overseeing our risk management. Under its charter, the Audit Committee is responsible for reviewing and discussing the Company’s risk management practices, including the effectiveness of the systems and policies for risk assessment and risk management, discussion of the Company’s major financial and operational risk exposures and the steps management has taken to monitor and control such exposures. The Board also evaluates and manages risk through operation of its committees in relation to their respective areas of responsibility. For example, the Talent and Compensation Committee oversees the potential risks associated with our compensation policies and practices. The Audit Committee oversees our procedures governing related person transactions and the internal audit function as well as holding primary responsibility for overseeing our cybersecurity program. The Company’s chief information security officer regularly reports to the Audit Committee on the current state of our cybersecurity program (including but not limited to, the current threat landscape, cybersecurity risks, and as needed, any significant incidents). The Audit Committee may provide updates to the Board on the substance of these reports and any recommendations for improvements to our cybersecurity program that the Audit Committee deems appropriate. In addition to the committees’ work in overseeing risk management, our full Board regularly engages in discussions of the most significant risks that the Company is facing and how these risks are being managed.
The Company’s heads of internal audit and cybersecurity teams each have regularly scheduled sessions with the Audit Committee without other members of management present. The Board believes that the work undertaken by the committees of the Board, together with the work of the full Board and our CEO, enables the Board to oversee effectively the Company’s risk management function.
Corporate Governance Guidelines, Committee Charters and Codes of Conduct and Financial Ethics
Our Corporate Governance Guidelines are available on the Governance section of our investor relations website at
https://ir.coreandmain.com/governance. The charters for each of the Audit, Talent and Compensation and Nominating and Governance Committees are also available on our investor relations website.

CORE & MAIN	19	2025 PROXY STATEMENT

We have a long-standing commitment to conduct our business in accordance with the highest ethical principles. Our Code of Conduct is applicable to all the representatives of our Company, including our executive officers, associates and employees of our Company and our subsidiary companies, as well as to our directors. A copy of our Code of Conduct is available on the Governance section of our investor relations website. We intend to timely disclose on our investor relations website any amendments to, or waivers from, the Code of Conduct that are required to be publicly disclosed. Under our Code of Conduct, our associates are encouraged to talk to supervisors, managers or other appropriate personnel when in doubt about the best course of action in a particular situation. Any violation of our Code of Conduct will be subject to appropriate discipline, up to and including dismissal from the Company or prosecution under the law.
Our Code of Financial Ethics for our senior financial officers is also available on the Governance section of our investor relations website and applies to our CEO, CFO, Chief Accounting Officer and any other senior corporate officers with financial, accounting and reporting responsibilities. Under this Code of Financial Ethics, our senior financial officers are required, among other things, to (i) dedicate their best efforts to advancing the Company’s interests using unbiased and objective standards when making business decisions, (ii) conduct the Company’s business in an ethical and honest manner, including the ethical handling of actual or apparent conflicts of interest and (iii) make disclosures that are full, fair, accurate, timely and understandable in all material respects when filing reports or submitting documents to the SEC, and in all other public communications.
Communicating with Our Board
Shareholders and other interested parties can communicate with the Board as a whole, the independent directors or any individual director of the Board or any Committee. All such communications should be submitted by email at Directors@coreandmain.com or by mail at: Core & Main, Inc., 1830 Craig Park Court, St. Louis, Missouri 63146, Attention: Secretary.
As an initial matter, the Secretary will determine whether the communication is a proper communication for the Board. The Secretary will not forward to the Board, any Committee or any director communications of a personal nature or those not related to the duties and responsibilities of the Board, including, without limitation, junk mail, mass mailings, business solicitations, routine customer service complaints, political campaign or election materials, new product or service suggestions, opinion survey polls or any other communications deemed by the Secretary to be immaterial to the Company.
Stock Ownership Guidelines
We have in place stock ownership guidelines to further our belief that our directors, CEO and certain other executive officers should maintain a material personal financial stake in the Company to promote a long-term perspective in managing the Company and to align shareholder and executive interests. All covered persons are subject to this policy and currently satisfy the stock ownership guidelines.
Each covered person is required to maintain a minimum equity stake in the Company, determined as a multiple of the covered person’s base salary or annual cash retainer, as applicable, and converted to a fixed number of shares of common stock. Each of the non-employee members of the Board must maintain stock ownership equal to five times his or her annual cash retainer. The Company’s CEO must maintain stock ownership equal to six times his or her base salary. Each other Section 16 officer must maintain stock ownership equal to three times his or her base salary.
Until the minimum stock ownership level is achieved, the covered person is required to retain an amount of shares equal to 50% of the net shares received as a result of the exercise of Company stock options or the vesting of any restricted stock, restricted stock units or other share-based compensation that is granted on or after the IPO. It is expected that each covered person shall attain the applicable share ownership level no later than five years after first becoming subject to it. For the purpose of determining ownership levels, common units of Management Feeder granted under the Pre-IPO Plan that can be indirectly exchanged for shares of the Company’s Class A common stock are treated as shares held directly.
Policy on Recovering Incentive Compensation
We have a Dodd-Frank Clawback Policy which covers our current and former executive officers, including our NEOs. Under this policy, if we are required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement under securities laws, the Company will recoup the amount of incentive compensation paid to our current or former executive officers in excess of what would have been paid if the amounts had been determined based on the restated financial reporting measures. For purposes of the policy, "incentive compensation" includes all cash bonuses and equity compensation based wholly or in part upon the attainment of a financial reporting measure. The Dodd-Frank Clawback Policy is filed as Exhibit 97.1 to our 2024 Form 10-K.
In addition, we have an Amended and Restated Clawback and Forfeiture Policy, covering current and former employees who are not covered by our Dodd-Frank Clawback Policy. The Amended and Restated Clawback and Forfeiture Policy allows the Company to recoup excess incentive compensation paid to these individuals under the same circumstances as our Dodd-Frank Clawback Policy described above.

CORE & MAIN	20	2025 PROXY STATEMENT

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Policies and Procedures for Related Person Transactions
Our Board has adopted policies and procedures with respect to the review and approval of certain transactions between us and a Related Person (as defined below) or a Related Person Transaction (as defined below) (the “Related Person Transaction Policy”). Pursuant to the terms of the Related Person Transaction Policy, any Related Person Transaction is required to be reported to our legal department, which will then determine whether it should be submitted to our Audit Committee for consideration. The Audit Committee must then review and decide whether to approve any Related Person Transaction.
For the purposes of the Related Person Transaction Policy, a “Related Person Transaction” means a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we (including any of our subsidiaries) were, are or will be a participant and in which any Related Person had, has or will have a direct or indirect interest. “Related Person” means: (i)any person who is, or at any time since the beginning of fiscal 2024 was, a director or executive officer of Core & Main or a nominee to become a director of Core & Main; (ii) any person who is the beneficial owner of more than 5% of any class of our common stock; any immediate family member of any of the foregoing persons, including any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of the director, executive officer, nominee or more than 5% beneficial owner; (iii) any person who is sharing the household of such director, executive officer, nominee or more than 5% beneficial owner (other than a tenant or employee); and (iv) any firm, corporation or other entity in which any of the foregoing persons is a general partner or, for other ownership interests, a limited partner or other owner in which such person has a beneficial ownership interest of 10% or more. For purposes of defining a Related Person, “spouse” includes an individual married to a person of the same sex if the couple is lawfully married under the relevant state’s law, regardless of the individual’s domicile.
As used herein, unless otherwise noted or the context requires otherwise:
•“Amended and Restated Limited Partnership Agreement” means the Second Amended and Restated Agreement of Limited Partnership of Holdings, as amended;
•“Continuing Limited Partners” means CD&R Waterworks Holdings, L.P. (or a wholly owned subsidiary) and Management Feeder, the limited partners of Holdings that following the IPO were entitled to exchange their Partnership Interests for shares of our Class A common stock as described in “—Amended and Restated Limited Partnership Agreement of Holdings” and “—Exchange Agreement.”; and
•“Former Limited Partners” means Fund X Advisor, Fund X Waterworks B1, and Fund X-A Waterworks B.
The following is a description of Related Person Transactions since the beginning of fiscal 2024.
Exchange Agreement
We are party to an Exchange Agreement with the Continuing Limited Partners, under which the Continuing Limited Partners (or their permitted transferees) have the right, subject to the terms of the Exchange Agreement, to exchange their Partnership Interests, together with the retirement of a corresponding number of shares of our Class B common stock, for shares of our Class A common stock generally on a one-for-one basis or for cash in limited circumstances as specified in the Exchange Agreement. Management Feeder is the only entity that can make exchanges under the Exchange Agreement. Holders of Partnership Interests will not have the right to exchange Partnership Interests if we determine that such exchange would be prohibited by law or regulation or would violate other agreements with us or our subsidiaries to which the holder of Partnership Interests may be subject. We may also refuse to honor any request to effect an exchange if we determine such exchange would pose a material risk that Holdings would be treated as a “publicly traded partnership” for U.S. federal income tax purposes. Notwithstanding the foregoing, Management Feeder is generally permitted to exchange Partnership Interests, subject to the terms of the Exchange Agreement.
The Exchange Agreement also provides that, in connection with any such exchange, to the extent that Holdings has, since consummation of the IPO, made distributions to the applicable Management Feeder that are proportionately lesser or greater than the distributions made to the other partners, on a pro rata basis, the number of shares of Class A common stock to be issued or cash to be paid to such Management Feeder will be adjusted to take into account the amount of such discrepancy that is allocable to the Partnership Interests, and Class B common stock, subject to such exchange. We expect to cause Holdings to make distributions to its partners in such a manner as generally to limit increases to the number of shares of Class A common stock to be issued or cash to be paid to exchanging holders of equity interests in Management Feeder in connection with the adjustment described in the preceding sentence.
In accordance with the terms of the Amended and Restated Limited Partnership Agreement of Holdings, Core & Main, as the general partner of Holdings, has the right to require the mandatory exchange of the remaining Partnership Interests held by Management Feeder for shares of Class A common stock in accordance with the Exchange Agreement. A mandatory exchange

CORE & MAIN	21	2025 PROXY STATEMENT

of Partnership Interests constitutes a taxable transaction to members of Management Feeder, creates tax attributes for Core & Main and establishes obligations under our Tax Receivable Agreements. The timing and authorization of a potential future mandatory exchange are at the discretion of the Board of Directors of Core & Main.
Tax Receivable Agreements
We are a party to tax receivable agreements with the Former Limited Partners (the “Former Limited Partners Tax Receivable Agreement”) and the Continuing Limited Partners (the “Continuing Limited Partners Tax Receivable Agreement”) (collectively, the “Tax Receivable Agreements”). Under these agreements, we expect to generate tax attributes that will reduce amounts that we would otherwise pay in the future to various tax authorities.
The Former Limited Partners Tax Receivable Agreement provides for the payment by us to certain Former Limited Partners, or their permitted transferees, of 85% of the tax benefits, if any, that we actually realize, or in some circumstances are deemed to realize, as a result of (i) certain tax attributes of the Partnership Interests we hold in respect of such Former Limited Partners’ interest in us, including such attributes that resulted from such Former Limited Partners’ prior acquisition of ownership interests in Holdings and our allocable share of existing tax basis acquired in connection with the IPO attributable to the Former Limited Partners and (ii) certain other tax benefits.
The Continuing Limited Partners Tax Receivable Agreement provides for the payment by us to the Continuing Limited Partners, or their permitted transferees, of 85% of the benefits, if any, that we realize, or in some circumstances are deemed to realize, as a result of (i) increases in tax basis or other similar tax benefits as a result of exchanges of Partnership Interests for cash or shares of Class A common stock pursuant to the Exchange Agreement, (ii) our allocable share of existing tax basis acquired in connection with the IPO attributable to the Continuing Limited Partners and in connection with exchanges of Partnership Interests for cash or shares of Class A common stock pursuant to the Exchange Agreement and (iii) our utilization of certain other tax benefits related to our entry into the Continuing Limited Partners Tax Receivable Agreement, including tax benefits attributable to payments under the Continuing Limited Partners Tax Receivable Agreement. We expect to obtain an increase in the share of the tax basis in the net assets of Holdings as Partnership Interests are exchanged by Continuing Limited Partners. We intend to treat any exchanges of Partnership Interests as direct purchases of Partnership Interests for U.S. federal income tax purposes. These increases in tax basis may reduce the amounts that we would otherwise pay in the future to various tax authorities.
Except to the extent that any benefits are deemed realized, we will receive the full benefit in tax savings from relevant taxing authorities and provide payment of 85% of the amount of any tax benefits to the Former Limited Partners or the Continuing Limited Partners, as applicable, or their permitted transferees. We expect to benefit from the remaining 15% of any cash tax savings of realized tax savings. For the Tax Receivable Agreements, we will assess the tax attributes to determine if it is more likely than not that the benefit of any deferred tax assets will be realized. Following that assessment, we will recognize a liability under the applicable Tax Receivable Agreements, reflecting approximately 85% of the expected future realization of such tax benefits. Amounts payable under the Tax Receivable Agreements are contingent upon, among other things, (i) generation of sufficient future taxable income during the term of the applicable Tax Receivable Agreements and (ii) future changes in tax laws.
Amended and Restated Limited Partnership Agreement of Holdings
Core & Main holds Partnership Interests in Holdings and is the general partner of Holdings. Accordingly, we operate and control all of the business and affairs of Holdings and, through Holdings and its operating subsidiaries, conduct our business. Pursuant to the terms of the Amended and Restated Limited Partnership Agreement, we cannot, under any circumstances, be removed as the general partner of Holdings except by our election.
Pursuant to the Amended and Restated Limited Partnership Agreement, as general partner, Core & Main has the right to determine when distributions, other than tax distributions and distributions to fund payments under the Tax Receivable Agreements, will be made by Holdings to holders of Partnership Interests and the amount of any such distributions. If a distribution (other than a tax distribution, a distribution to allow us to fund our payments under the Tax Receivable Agreements or a distribution to effect certain repurchases of outstanding shares of Class A common stock of Core & Main from certain shareholders affiliated with CD&R Waterworks Holdings, L.P.) is authorized, generally, such distribution will be made to the holder of Partnership Interests (which will initially only be the Continuing Limited Partners and Core & Main) pro rata in accordance with the percentages of their respective Partnership Interests.
The holders of Partnership Interests, including Core & Main, will incur U.S. federal, state and local income tax obligations on their allocable share (determined under relevant tax rules) of any taxable income of Holdings.
The Amended and Restated Limited Partnership Agreement provides that Holdings, to the extent permitted by our agreements governing our indebtedness, will make cash distributions, which we refer to as “tax distributions,” to the holders of Partnership Interests. Generally, these tax distributions will be computed based on the net taxable income of Holdings allocable to the

CORE & MAIN	22	2025 PROXY STATEMENT

holders of Partnership Interests, multiplied by an assumed, combined tax rate equal to the maximum rate applicable (including any Medicare Contribution tax on net investment income) to an individual or corporation resident in New York, New York (taking into account, among other things, the deductibility of certain expenses). The Amended and Restated Limited Partnership Agreement also prohibits Holdings and its subsidiaries from incurring new indebtedness or refinancing existing indebtedness without the consent of the Continuing Limited Partners or in a manner that would impose additional restrictions on Holdings’ ability to make tax distributions to the holders of Partnership Interests that are materially more onerous than those existing at the time that the limited partnership agreement of Holdings is amended and restated. In addition, Holdings may make other distributions periodically to the extent permitted by our agreements governing our indebtedness and necessary to enable us to cover our operating expenses and other obligations, including our payment obligations under the Tax Receivable Agreements, as well as to make dividend payments, if any, to the holders of our Class A common stock.
Core & Main is not entitled to compensation for services as general partner of Holdings. However, Core & Main is entitled to reimbursement by Holdings for fees and expenses incurred on behalf of Holdings, including all expenses associated with maintaining our corporate existence.
The Certificate of Incorporation and the Amended and Restated Limited Partnership Agreement require that (i) we at all times maintain a ratio of one Partnership Interest owned by us for each share of Class A common stock issued by us (subject to certain exceptions for treasury shares and shares underlying certain convertible or exchangeable securities), and (ii) Holdings at all times maintains (x) a one-to-one ratio between the number of shares of Class A common stock issued by us and the number of Partnership Interests owned by us, and (y) a one-to-one ratio between the number of shares of Class B common stock owned by Management Feeder (or its permitted assignees) and the number of Partnership Interests owned by Management Feeder (or their permitted assignees). This construct is intended to result in Management Feeder having voting interests in Core & Main that are identical to Management Feeder's percentage economic interests in Holdings. Shares of Class B common stock are not transferable except for (a) transfers to us for no consideration, upon which such shares of Class B common stock will be automatically retired, or (b) the transfer of an identical number of Partnership Interests made to the permitted transferee of such Partnership Interests made in compliance with the Amended and Restated Limited Partnership Agreement.
Indemnification Agreements
We are a party to indemnification agreements with our directors and certain employees. The indemnification agreements provide the directors and applicable employees with contractual rights to indemnification and expense advancement in certain instances.

CORE & MAIN	23	2025 PROXY STATEMENT

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT
The following tables set forth information relating to the beneficial ownership of our Class A common stock and Class B common stock as of April 28, 2025, except as otherwise indicated, by:
•each of our directors, director nominees and NEOs;
•each person, or group of affiliated persons, known by us to beneficially own more than 5% of our outstanding shares of Class A common stock or Class B common stock; and
•all of our directors and executive officers as a group.
As described in “Certain Relationships and Related Party Transactions,” pursuant to the terms of the Exchange Agreement, each holder of Partnership Interests is entitled to have their Partnership Interests, together with the retirement of a corresponding number of shares of Class B common stock, exchanged for an equal number of shares of Class A common stock of the Company generally on a one-for-one basis or for cash in limited circumstances specified in the Exchange Agreement. The Exchange Agreement also provides that, in connection with any such exchange, to the extent that Holdings has, since consummation of the IPO, made distributions to the applicable Continuing Limited Partner that are proportionately lesser or greater than the distributions made to Core & Main, on a pro rata basis, the number of shares of Class A common stock to be issued or cash to be paid to such Continuing Limited Partner will be adjusted to take into account the amount of such discrepancy that is allocable to the Partnership Interests, and Class B common stock, subject to such exchange.
The number of shares beneficially owned by each entity, person, director or executive officer is determined in accordance with SEC rules, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership includes any shares over which the individual has sole or shared voting power or investment power, as well as any shares that the individual has the right to acquire within 60 days of April 28, 2025 through the exercise of any stock option, warrants or other rights. Except as otherwise indicated, and subject to applicable community property laws, we believe, based on information furnished to us, that the persons named in the table have sole voting and investment power with respect to all shares of common stock held by that person.
Applicable percentage ownership is based on 189,404,519 shares of our Class A common stock and 7,698,980 shares of Class B common stock outstanding as of April 28, 2025. In computing the number of shares beneficially owned by an individual or entity and the percentage ownership of that person, shares of common stock subject to options, or other rights held by such person that are currently exercisable or will become exercisable by June 27, 2025 (i.e. within 60 days of April 28, 2025), are considered outstanding, although these shares are not considered outstanding for purposes of computing the percentage ownership of any other person. Unless otherwise indicated below, the address for each beneficial owner listed is c/o 1830 Craig Park Court, St. Louis, Missouri, 63146.
Section 16(a) of the Exchange Act, and the related rules and regulations, requires our directors, executive officers, and persons who beneficially own more than ten percent of any registered class of equity securities of the Company (“ten-percent shareholders”) to file reports of their ownership, and any changes in that ownership, with the SEC. Based solely on our review of the copies of such forms and certifications furnished to us, we believe that all of our directors, executive officers and ten-percent shareholders timely filed all reports required under Section 16(a) of the Exchange Act during fiscal 2024, except as follows: Mark R. Witkowski, Stephen O. LeClair, Bradford A. Cowles, John R. Schaller, Mark G. Whittenburg, Laura K. Schneider, Jeffery D. Giles and John W. Stephens, each filed one delinquent Form 4 disclosing prior share forfeitures for tax withholding purposes upon the vesting of a portion of past awarded restricted stock units ("RSUs").

CORE & MAIN	24	2025 PROXY STATEMENT

	CLASS A COMMON STOCK BENEFICIALLY OWNED(a)(b)		CLASS B COMMON STOCK BENEFICIALLY OWNED(b)(c)		COMBINED VOTING POWER(a)(d)
NAME OF BENEFICIAL OWNER	NUMBER	%	NUMBER	%	%
5% Shareholders
BlackRock, Inc. (e)	18,974,733	10.0%	—	—%	9.6%
The Vanguard Group (f)	18,176,610	9.6%	—	—%	9.2%
Select Equity Group, L.P.(g)	13,182,779	7.0%	—	—%	6.7%
Directors and Named Executive Officers
Stephen O. LeClair(h)	563,567	*	1,772,945	23.0%	1.2%
Mark R. Witkowski(h)	147,114	*	816,250	10.6%	*
Bradford A. Cowles(h)	112,616	*	798,456	10.4%	*
Michael G. Huebert	9,193	*	—	*	*
John R. Schaller(h)	20,114	*	850,214	11.0%	*
Bhavani Amirthalingam	12,967	*	—	*	*
Robert M. Buck	10,861	*	—	*	*
James G. Castellano(h)	11,769	*	193,620	2.5%	*
Dennis G. Gipson(h)	11,769	*	219,601	2.9%	*
James D. Hope	2,778	*	—	*	*
Orvin T. Kimbrough(h)	11,774	*	48,840	*	*
Kathleen M. Mazzarella(h)	11,851	*	140,885	1.8%	*
Margaret M. Newman(h)	11,769	*	39,123	*	*
All executive officers and directors as a group (16 persons)(h)(i)	1,103,006	*	5,852,204	76.0%	3.5%
*Represents beneficial ownership of less than 1%
(a)Our Class A common stock entitles holders thereof to one vote per share.
(b)Subject to the terms of the Exchange Agreement, each Partnership Interest, together with a corresponding number of shares of Class B common stock, is exchangeable for shares of Class A common stock generally on a one-for-one basis or, at the election of a majority of the disinterested members of our Board, for cash from a substantially concurrent public offering or private sale (based on the price of our Class A common stock sold in such public offering or private sale), net of any underwriting discounts and commissions, for each Partnership Interest exchanged, subject to customary conversion rate adjustments for stock splits, stock dividends, reclassifications and other similar transactions. Additional shares of Class A common stock or an equivalent cash payment, if a majority of the disinterested members of our Board elects to exchange shares of Class A common stock for cash pursuant to the preceding sentence, may be issued upon any such exchange pursuant to the terms of the Exchange Agreement on account of a shortfall relating to tax distributions or payments to fund payments under the Tax Receivable Agreements. The Exchange Agreement also provides that in connection with any such exchange, to the extent that Holdings has, since consummation of the IPO, made distributions to the applicable Continuing Limited Partner that are proportionately lesser or greater than the distributions made to us, on a pro rata basis, the number of shares of Class A common stock to be issued or cash to be paid to such Continuing Limited Partner will be adjusted to take into account the amount of such discrepancy that is allocable to the Partnership Interests, and Class B common stock, subject to such exchange. Beneficial ownership of shares of Class B common stock reflected in this table has not been also reflected as beneficial ownership of shares of Class A common stock for which such shares, paired with an equal number of Partnership Interests, may be exchanged. In calculating the percentage of Partnership Interests beneficially owned, the Partnership Interests held by Core & Main are treated as outstanding.
(c)Represents Partnership Interests which are paired with an equal number of shares of Class B common stock.
(d)Represents percentage of voting power of the Class A common stock and Class B common stock voting together as a single class.
(e)BlackRock, Inc. (“BlackRock”) beneficially owns 18,974,733 shares of Class A common stock, of which it has sole dispositive power with respect to 18,974,733 shares and sole voting power with respect to 18,561,501 shares. The business address for BlackRock is 50 Hudson Yards, New York, NY 10001. The information concerning BlackRock is based on a Schedule 13G/A filed with the SEC on April 25, 2025.
(f)The Vanguard Group (“Vanguard”) beneficially owns 18,176,610 shares of Class A common stock, of which it has shared voting power with respect to 82,591 shares, sole dispositive power with respect to 17,699,247 shares and shared dispositive power with respect to 298,780 shares. The business address for Vanguard is 100 Vanguard Blvd., Malvern, PA, 19355. The information concerning Vanguard is based upon a Schedule 13G/A filed with the SEC on November 12, 2024.
(g)Select Equity Group, L.P. ("Select"), together with George S. Loening, beneficially owns 13,182,779 shares of Class A common stock, of which it has shared voting power with respect to 13,182,779 shares and shared dispositive power with respect to 13,182,779 shares. The business address for Select is 380 Lafayette Street, 6th Floor, New York, NY 10003. The information concerning Select is based upon a Schedule 13G/A filed with the SEC on February 14, 2025.
(h)Includes the following shares based on such person’s proportionate interest in Management Feeder: Mr. LeClair, 1,772,945 shares of Class B common stock; Mr. Witkowski, 816,250 shares of Class B common stock; Mr. Cowles, 798,456 shares of Class B common stock; Mr. Schaller, 850,214 shares of Class B common stock; Mr. Castellano, 193,620 shares of Class B common stock; Mr. Gipson, 219,601 shares of Class B common stock; Mr. Kimbrough, 5 shares of Class A common stock and 48,840 shares of Class B common stock; Ms. Mazzarella, 82 shares of Class A common stock and 140,885 shares of Class B common stock; Ms. Newman, 39,123 shares of Class B common stock; and all directors and officers as a group, 155 shares of Class A common stock and 5,375,014 shares of Class B common stock. Pursuant to the limited liability company agreement of Management Feeder, the managers of Management Feeder are Mark Whittenburg, John Stephens, Natalie Wood and Jackie Burkhardt.
(i)Represents executive officers and directors of Core & Main as of April 28, 2025.

CORE & MAIN	25	2025 PROXY STATEMENT

Securities Authorized for Issuance Under Equity Compensation Plans
As discussed further below under “Director and Executive Compensation—Elements of Our Executive Compensation Program,” we make grants of long-term equity incentive compensation to our employees and directors under the Core & Main, Inc. 2021 Omnibus Equity Incentive Plan (the “Omnibus Incentive Plan”). The following table sets forth the number of shares of our Class A common stock reserved for issuance under our equity compensation plans as of February 2, 2025:
Equity Compensation Plan Information

Plan Category	NUMBER OF SECURITIES TO BE ISSUED UPON EXERCISE OF OUTSTANDING OPTIONS, RESTRICTED STOCK UNITS AND STOCK APPRECIATION RIGHTS	WEIGHTED-AVERAGE EXERCISE PRICE OF OUTSTANDING OPTIONS AND STOCK APPRECIATION RIGHTS	NUMBER OF SECURITIES REMAINING AVAILABLE FOR FUTURE ISSUANCE UNDER EQUITY COMPENSATION PLANS
Equity compensation plans approved by security holders	2,583,018(1)	$26.85(2)	12,249,955(3)
Equity compensation plans not approved by security holders	—	—	—
Total	2,583,018	$26.85	12,249,955
(1)Consists of 2,093,426 outstanding stock options, 172,384 stock appreciation rights and 317,208 restricted stock units granted under the Omnibus Incentive Plan.
(2)Consists of 2,093,426 outstanding stock options having a weighted average exercise price of $28.56 and 172,384 stock appreciation rights having a weighted average exercise price of $6.03.
(3)Consists of 10,043,008 shares remaining available for issuance under the Omnibus Incentive Plan and 2,206,947 shares available for issuance under our Employee Stock Purchase Plan.
The number or amount of shares of stock, other property or cash covered by outstanding awards, the number and type of shares of stock that have been authorized for issuance under the Omnibus Incentive Plan, the exercise or base price or purchase price of each outstanding award, and the other terms and conditions of outstanding awards, will be subject to adjustment by the Talent and Compensation Committee, in its discretion, in the event of any stock dividend, extraordinary dividend, stock split or share combination or any recapitalization, merger, consolidation, exchange of shares, spin-off, liquidation or dissolution of the Company or other similar transaction affecting our common stock.

CORE & MAIN	26	2025 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS
Introduction
This compensation discussion and analysis provides information about the material elements of compensation that are paid or awarded to, or earned by, our NEOs, who consist of our principal executive officer, principal financial officer, and our three other most highly compensated executive officers for fiscal 2024 as follows:
•Stephen O. LeClair, Chief Executive Officer and Director
•Mark R. Witkowski, Chief Financial Officer
•Bradford A. Cowles, President
•Michael G. Huebert, President
•John R. Schaller, Executive Vice President
Mr. LeClair and Mr. Witkowski served as CEO and CFO, respectively, for the entirety of fiscal 2024 prior to being appointed Executive Chair and CEO, respectively, in connection with the Executive Transition on March 31, 2025. Mr. Witkowski was also appointed as a Director in connection with the Executive Transition on March 31, 2025. Ms. Bradbury, our former Senior Vice President of Finance and Investor Relations and current CFO (as the result of the Executive Transition), did not serve as an executive officer during fiscal 2024.
Executive Summary

Compensation Philosophy and Objectives
We seek to provide compensation and benefit programs that support our business strategies and objectives by attracting, retaining and developing individuals with necessary expertise and experience.
The executive compensation programs are intended to create a “pay for performance” culture geared toward exceptional business results, enterprise value creation and executive retention. In particular, the executive compensation programs have the following objectives:
•Reward our executives commensurate with their performance, experience and capabilities;
•Cause our executives to have equity in the Company in order to align their interests with the interests of our shareholders and allow our executives to share in our shareholders’ success; and
•Enable us to attract, motivate and retain top executive talent.
Determination of Executive Compensation
The following describes the primary roles and responsibilities of those involved in the determination of executive compensation levels, plan designs, and policies.
Talent and Compensation Committee
The Talent and Compensation Committee is responsible for reviewing and approving the compensation and benefits of our executives and non-employee directors, authorizing and ratifying grants of equity awards and other incentive arrangements, and authorizing employment and related agreements. As part of its evaluation, the Talent and Compensation Committee considers the results of the annual “say-on-pay” votes of the Company’s shareholders. The Company’s last “say-on-pay” vote received the approval of 86% of the votes cast (including abstentions).
Independent Consultant
The Talent and Compensation Committee has engaged Pearl Meyer & Partners, LLC (“Pearl Meyer”) as an independent compensation consultant that reports to and is directed by the Talent and Compensation Committee and provides no other services to the Company. With respect to the fiscal 2024 compensation program, Pearl Meyer provided advice to the Talent and Compensation Committee on various aspects of the executive and non-employee director compensation programs. In performing these services, Pearl Meyer interacted with executive management and attended Talent and Compensation Committee meetings. The Talent and Compensation Committee annually assesses Pearl Meyer’s independence in light of SEC and NYSE standards and has determined that no conflicts of interest or independence concerns exist.
Executive Management
Certain members of executive management are involved in the executive compensation determination process. For example, our General Counsel provides legal advice and perspectives, and our CEO and Chief Human Resources Officer make specific recommendations for compensation levels and program designs for executives other than themselves. These individuals generally attend Talent and Compensation Committee meetings, but do not provide input into their own compensation.

CORE & MAIN	27	2025 PROXY STATEMENT

The Role of External Market Data
In support of fiscal 2024 executive compensation decisions, during fiscal 2023, the Talent and Compensation Committee directed its independent consultant to conduct an external market assessment of the Company's executive compensation pay levels and incentive plan designs. The primary objectives of the study were to (1) assess the market competitiveness of current base salaries and target total cash compensation and (2) provide a market context for the establishment of target long-term incentive grant values under the Company’s long-term incentive plan design.
As part of this process, the independent consultant recommended, and the Talent and Compensation Committee approved, the following executive compensation peer group (the “Peer Group”):
•Applied Industrial Technologies, Inc.
•Beacon Roofing Supply, Inc.
•Builders FirstSource, Inc.
•Fastenal Company
•GMS Inc.
•Hillman Solutions Corp.
•Installed Building Products, Inc.
•MSC Industrial Direct, Inc.
•Pool Corporation
•SiteOne Landscape Supply, Inc.
•TopBuild Corp
•W.W. Grainger, Inc.
•Watsco, Inc.
•WESCO International, Inc.
In selecting the peer companies, the following primary factors were considered:
•Industry Relevance – focusing on industrial distribution companies;
•Size Relevance – focusing on Revenue, EBITDA, Market Cap, and Enterprise Value that are similar to those of the Company; and
•Data Availability – focusing on publicly-traded companies in the U.S. with full pay disclosure.
In addition to pay data gathered from the proxy statements of peer group companies, Pearl Meyer also collected data from a variety of reputable compensation surveys. The data presented to and reviewed by the Talent and Compensation Committee was a blend of peer group and survey data. Neither Pearl Meyer nor the Talent and Compensation Committee was aware of the specific reporting companies included within the data used in the surveys.
This external market data is one of many factors reviewed and considered by the Talent and Compensation Committee when making its pay determinations. Neither the Company nor the Talent and Compensation Committee engaged in direct benchmarking against the pay levels of other companies in making fiscal 2024 executive compensation decisions. Instead, the Talent and Compensation Committee generally referenced the 50th and 75th percentile market pay levels as presented by Pearl Meyer when evaluating pay decisions.
Elements of Our 2024 Executive Compensation Program
During fiscal 2024, the compensation program for our NEOs consisted mainly of salary, short-term cash incentive compensation, and long-term equity awards. As described above, the Talent and Compensation Committee reviews and considers external market data provided by its independent consultant when making compensation decisions, including the executive compensation practices of the Peer Group. This information is reviewed and considered by the Talent and Compensation Committee along with all other relevant information, including, but not limited to, company performance, individual executive performance, internal equity among executives, tenure and experience levels, and the results of our “say on pay” shareholder votes. Set forth below is a chart outlining each element of compensation, the primary reason that we provide each element, and how that element fits into our overall compensation philosophy.

PAY COMPONENT	OBJECTIVE OF PAY COMPONENT	KEY MEASURES
Base Salary	Provide competitive pay and reflect individual contributions	Current compensation relative to competitive rates for similar roles Individual performance
Annual Cash Incentives	Reward achievement of short-term business objectives and results	MICP Adjusted EBITDA target MICP Working Capital Percentage target (see definitions below)
Long-Term Equity Awards	Align executive and shareholder interests while enhancing executive retention strength	Value of executive compensation linked directly to increases in long-term shareholder value
As of the date of this proxy statement we have continued these elements of our executive compensation program, including the terms and conditions of the long-term incentive awards granted to our NEOs, and have issued certain additional awards of performance shares as described below in the "Special Equity Awards" section.

CORE & MAIN	28	2025 PROXY STATEMENT

In addition, our executives participate in a limited number of perquisite programs, as well as certain benefit programs generally available to all of our employees. See “Benefits and Perquisites” below for additional detail on the perquisite programs in which our NEOs participate.
Base Salary
Base salaries are set to attract, retain and reward high-performing executive talent. The determination of any particular executive’s base salary is based on personal performance, experience in the role, competitive rates of pay for comparable roles, significance of the role to the Company and market demand for such executives. Each year, the Talent and Compensation Committee considers market adjustments and merit salary increases for our executives generally, including our NEOs. In March 2024, the Talent and Compensation Committee approved a merit salary increase for each of our NEOs, effective as of April 29, 2024. The following table summarizes the 2024 salary increases for our NEOs.

	BASE SALARY(1)
NAME	2024	2023
Stephen O. LeClair	$935,000	$895,000
Mark R. Witkowski	625,000	570,000
Bradford A. Cowles	500,000	435,000
Michael G. Huebert	450,000	—
John R. Schaller	500,000	470,000
(1)Amounts shown for 2024 reflect base salary effective as of April 29, 2024. Amounts shown for 2023 reflect base salary effective May 1, 2023 through April 28, 2024.
Short-Term Incentives
Annual cash incentives are designed to focus the NEOs on producing superior results against key financial metrics relevant to the Company as a whole. By tying a significant portion of the executive’s total annual cash compensation to annual variable pay, we reinforce our “pay for performance” culture and focus our executives on critical short-term financial and operational performance, which also supports our long-term financial goals.
All of our NEOs participate in our management incentive compensation plan (“MICP”), which provides cash-based incentives dependent on the Company's annual results as compared against the key financial metrics described below. MICP target payouts to our NEOs are expressed as a percentage of base salary. Annually, these percentage targets are reviewed against comparator data and adjusted, if necessary, based on the Talent and Compensation Committee’s estimation of what level of targeted payouts is necessary to retain, motivate and reward our executives.
For fiscal 2024, the MICP performance payout weighting was based 75% on MICP Adjusted EBITDA and 25% on the MICP Working Capital Percentage.
MICP Adjusted EBITDA is calculated as Adjusted EBITDA (calculated as described in our 2024 Form 10-K) less the estimated Adjusted EBITDA of any acquisitions completed subsequent to the establishment of the MICP Adjusted EBITDA target, as these items were not contemplated in establishing the target. We view MICP Adjusted EBITDA as a key operating metric that measures business profitability.
MICP Working Capital Percentage is calculated as average accounts receivable plus inventory less accounts payable, as a percentage of fiscal 2024 net sales. The MICP Working Capital Percentage is also adjusted to exclude the same acquisitions as were excluded for the MICP Adjusted EBITDA calculation. The MICP Working Capital Percentage measure is intended to increase the focus on working capital management across the Company.
The following are the performance and payout scales that were approved by the Talent and Compensation Committee for fiscal 2024 annual cash incentives for NEOs, as well as the actual performance results for fiscal 2024.

CORE & MAIN	29	2025 PROXY STATEMENT

	MICP Adjusted EBITDA			MICP Working Capital Percentage			Total
	PLAN ATTAINMENT	MICP ADJUSTED EBITDA (IN MILLIONS)	PAYOUT % OF TARGET	PLAN ATTAINMENT	MICP WORKING CAPITAL PERCENTAGE	PAYOUT % OF TARGET
Minimum	93%	$910	25%	91%	20.4%	25%
Target	100%	$980	100%	100%	18.6%	100%
Growth Target	108%	$1,056	150%	103%	18.0%	150%
Maximum	116%	$1,132	200%	106%	17.5%	200%
Actual Performance		$922			18.6%
Actual Payout % of Target		37%			100%
Weight		75%			25%
Payout %		28%			25%		53%
Based on the pre-approved goals and payout ranges, and actual results, the following summarizes the actual amounts earned by each NEO in fiscal 2024, with payment made in 2025:

	TARGET MICP OPPORTUNITY
NAME	BASE SALARY ($)	% SALARY	$ VALUE	WEIGHTED AVG PAYOUT % OF TARGET	ACTUAL MICP AWARD ($)
Stephen O. LeClair	935,000	135%	1,262,250	53%	668,677
Mark R. Witkowski	625,000	75%	468,750	53%	248,320
Bradford A. Cowles	500,000	75%	375,000	53%	198,656
Michael G. Huebert	450,000	75%	337,500	53%	178,791
John R. Schaller	500,000	85%	425,000	53%	225,144
Long-Term Incentive Awards Granted in Fiscal 2024
We make grants of long-term equity incentive compensation to certain of our employees and directors under the Omnibus Incentive Plan. Under the Omnibus Incentive Plan, we can make awards in the form of stock options, which may be either incentive stock options or non-qualified stock options, restricted stock; RSUs, performance shares, performance units, stock appreciation rights, dividend equivalents and other stock-based awards. Cash awards may also be granted under the Omnibus Incentive Plan as annual or long-term incentives. Shares issued under the Omnibus Incentive Plan may be either authorized but unissued shares or shares reacquired by us.
Our long-term incentive plan design includes annual grants of stock options and RSUs. Both the stock options and RSUs approved by the Talent and Compensation Committee and granted on March 7, 2024 vest in three equal annual installments on the first three anniversaries of the grant date, subject to the grantee’s continued employment through such anniversary. Unvested stock options and RSUs are generally forfeited upon the grantee’s termination of employment, but are subject to acceleration upon the Talent and Compensation Committee’s discretion and also upon the grantee’s termination of employment due to death, disability or a “Qualifying Retirement,” meaning a retirement occurring at least six months after the grant date and after the grantee has completed at least 10 years of employment with the Company or its subsidiaries and reached age 62. Unless otherwise determined by the Talent and Compensation Committee, the RSUs also participate in any ordinary dividend paid on shares of our Class A common stock, in the form of dividend equivalent rights payable upon vesting and settlement of the RSUs.
In approving the 2024 long-term incentive plan design and equity grants, the Talent and Compensation Committee reviewed and considered Peer Group practices as summarized by Pearl Meyer. This information was one of many factors reviewed and considered by the Talent and Compensation Committee. For fiscal 2024, the equity award mix for our NEOs was 75% stock options and 25% RSUs, with the exception of a fiscal 2024 discretionary award to Michael G. Huebert which was 50% stock options and 50% RSUs. The Talent and Compensation Committee believed that this mix of stock options and RSUs appropriately balanced the performance and retention objectives of the program, making a substantial portion of the award value solely dependent upon increases in the value of our Class A common stock. The Talent and Compensation Committee intends to review and assess the grant mix and grant levels annually. The following summarizes the grants of RSUs and stock options granted in 2024 to each NEO:

CORE & MAIN	30	2025 PROXY STATEMENT

NAME	RSUs	OPTIONS
Stephen O. LeClair	18,657	146,508
Mark R. Witkowski	4,677	36,726
Bradford A. Cowles	3,744	29,382
Michael G. Huebert	12,836	50,516
John R. Schaller	3,744	29,382
In March 2025, following the end of fiscal 2024, we made our fiscal 2025 annual grants of long-term incentive awards to our NEOs, in the form of RSUs and stock option awards having the same vesting and other terms described above and also made certain additional grants of long-term incentive awards in connection with the Executive Transition as described below under "Employment Agreements and Special Equity Awards in connection with the Executive Transition."
Management Feeder Units
Prior to our IPO, we provided long-term equity incentive compensation to our NEOs under the Pre-IPO Plan. Under the Pre-IPO Plan, we granted profits interests (the “Profits Units”) in Holdings to members of management indirectly through an equity interest in Management Feeder, a partner in Holdings, which in turn received grants of equity interests from Holdings in amounts and on terms that were identical to those issued to the executive by Management Feeder. The Pre-IPO Plan and the Profits Units are described in our registration statement on Form S-1, filed on May 21, 2021.
All Profits Units of Management Feeder were converted into common units of Management Feeder in connection with the IPO. The Profits Units of Management Feeder that were unvested at the time of conversion were converted into restricted common units that are subject to time-vesting provisions that are substantially similar to the vesting provisions applicable to the corresponding unvested Profits Units. The shares of Class B common stock of the Company held by Holdings were distributed proportionately to holders of partnership interests of Holdings, including Management Feeder.
Pursuant to the limited liability company agreement of Management Feeder, the directors, executive officers and other employees of the Company who hold common units in Management Feeder have the right, subject to certain conditions, to elect for Management Feeder to redeem a number of vested common units held by them in exchange for a corresponding number of Holdings partnership interests and shares of Class B common stock held by Management Feeder and will, as a result of such transfer, have the right to exchange their Holdings partnership interests and shares of Class B common stock for shares of Class A common stock. Such individuals also have the right to participate in cash payments made under the Continuing Limited Partner Tax Receivable Agreement in respect of any Holdings partnership interests exchanged for Class A common stock, as described further under “Certain Relationships and Related Party Transactions—Tax Receivable Agreements.” In addition, the common units are subject to adjustment, as determined by the Talent and Compensation Committee, to give effect to any stock splits, reverse splits, stock dividends or similar events affecting the Class A common stock.
For information regarding outstanding common units of Management Feeder held by our NEOs as of the Record Date, see “Securities Ownership of Certain Beneficial Owners and Management” above.
Employment Agreements and Severance Agreements
We have entered into employment agreements with each of Messrs. LeClair, Witkowski, Cowles and Huebert, which include the specific terms, including severance benefits, described below under “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table—Employment Agreements.”
In connection with the Executive Transition, the Company entered into new employment agreements with each of Messrs. LeClair and Witkowski, replacing their existing employment agreements, and Ms. Bradbury, as outlined further below under “Employment Agreements and Special Equity Awards in connection with the Executive Transition.” The employment agreements of Messrs. Cowles and Huebert were unaffected by the Executive Transition.
Benefits and Perquisites
The benefits provided to our NEOs are the same as those generally provided to our other salaried employees and include medical, dental and vision insurance, basic life insurance and accidental death and dismemberment insurance, short and long-term disability insurance, and a 401(k) plan, which includes an employer matching contribution equal to 50% of the first 6% of the participant’s eligible compensation deferred under the plan.
Our executives participate in a limited number of perquisite programs. We maintain these programs because they are valued by our NEOs but impose relatively little cost to us.

CORE & MAIN	31	2025 PROXY STATEMENT

All of the NEOs participate in the executive basic life insurance plan. Under this plan, the beneficiary of a participant who dies while employed by us is entitled to a lump sum payment of $500,000. The participant owns the insurance policy, and the Company pays the premium on his or her behalf. The value of the premium for fiscal 2024 for each NEO is described below under "Director and Executive Compensation—Summary Compensation Table." In addition, Mr. LeClair has a secondary life insurance policy with a benefit amount of $4,500,000 and the value of Mr. LeClair’s secondary policy premium was an additional $2,290. Mr. LeClair also received a payment of $1,761 to cover the income taxes owed in respect of his secondary policy.
Other benefits provided to our NEOs include participation in an executive medical benefit program and a vehicle allowance program for our NEOs.
Employment Agreements and Special Equity Awards in connection with the Executive Transition
In connection with the Executive Transition, Opco entered into new employment agreements with each of Messrs. LeClair and Witkowski, replacing their existing employment agreements, and Ms. Bradbury. The specific terms, including severance benefits, of these new employment agreements, which came into effect after fiscal 2024, are described below. For an overview of the terms of the prior agreements of Messrs. LeClair and Witkowski, see “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table - Fiscal 2024 Employment Agreements.” Ms. Bradbury was not previously party to an employment agreement with Opco.
LeClair Employment Agreement Effective Upon the Executive Transition
Mr. LeClair’s new employment and transition agreement effective as of March 31, 2025 (the “New LeClair Agreement”), replaced and superseded that certain Employment Agreement, dated as of March 9, 2018, by and between Opco and Mr. LeClair. The New LeClair Agreement terminates on April 1, 2026, and provides for an annual base salary of $935,000 with eligibility to receive a target performance bonus of up to 135% of his base salary.
Mr. LeClair is entitled to participate in Opco’s MICP and other compensation and benefit plans available to other executives or officers of Opco. On a termination by Opco without “cause” or by the executive as a resignation for “good reason,” Mr. LeClair is entitled to (i) a payment equal to his remaining base salary and his target MICP bonus, paid in equal installments over the remaining term following termination, (ii) accelerated vesting of unvested awards as if he had remained employed through the term of the New LeClair Agreement, and (iii) a payment equal to the monthly cost of purchasing COBRA continuation coverage, payable in monthly installments for the remaining term following termination. Payment is subject to his execution of a release of claims.
Under the New LeClair Agreement, as well as the New Witkowski Agreement (defined below) and Bradbury Agreement (defined below):
•“cause” means any of the following: (i) indictment for, commission of, conviction of or plea of nolo contendere to a felony or a crime involving moral turpitude; (ii) commission of fraud, theft, embezzlement, self-dealing, dishonesty, misappropriation or other malfeasance against Opco; (iii) material and persistent failure to perform executive’s lawful duties or responsibilities under the terms of the employment agreement or other agreement with Opco (other than by reason of disability); (iv) failure to comply with any lawful policy of Opco; (v) commission of acts or omissions constituting gross negligence or material misconduct in the performance of any aspect of the executive’s lawful duties or responsibilities which have or may be expected to have an adverse effect on Opco; (vi) breach of any fiduciary duty owed to Opco; (vii) material violation or material breach of any restrictive covenant or any material term of this Agreement or other material term of another agreement between the Parties; (viii) failure or refusal to cooperate in good faith with a governmental or internal investigation; or (ix) commission of any act or omission that materially damages or is reasonably likely to materially damage the financial condition or business of Opco or materially damages or is reasonably likely to materially damage the reputation, public image, goodwill, assets or prospects of Opco; and
•“good reason” for an executive’s resignation includes the following circumstances: (i) a material reduction in base salary (except for any across-the-board reduction impacting substantially all executives of Opco where such reduction does not represent a greater than 10% reduction); (ii) a material reduction in the percentage of base salary that constitutes the executive’s target bonus; (iii) a material reduction the Executive’s duties, authorities and responsibilities; (iv) a material adverse change to the executive’s title or reporting line; (v) the introduction of a requirement that the executive report to a different principal work location that increases the executive’s commute by more than 40 miles; or (vi) Opco engages in a material violation or material breach of any restrictive covenant or any material term of the employment agreement or material term of another agreement with the executive. The executive must provide Opco with 30 days to cure any of the aforementioned conditions and must resign and the Executive must then resign and separate from employment no later than 90 days following the initial existence of the condition that is claimed to constitute “good reason” for the executive’s resignation.

CORE & MAIN	32	2025 PROXY STATEMENT

Witkowski Employment Agreement Effective Upon the Executive Transition
Mr. Witkowski’s new employment agreement effective as of March 31, 2025 (the “New Witkowski Agreement”), replaced and superseded that certain Employment Agreement, dated as of February 9, 2018, under which he served as the Company’s CFO. The New Witkowski Agreement provides for an annual base salary of $825,000 with eligibility to receive a target performance bonus of up to 125% of his base salary and includes restrictive covenants, including non-compete and non-solicit covenants.
Mr. Witkowski is entitled to participate in Opco’s MICP and other compensation and benefit plans available to other executives or officers of Opco. On a termination by Opco without “cause” or by the executive as a resignation for “good reason,” Mr. Witkowski is entitled to (i) a payment equal to 24 months’ base salary and two times his target MICP bonus, paid in equal installments over the 24-month period following termination, and (ii) a payment equal to the monthly cost of purchasing COBRA continuation coverage, payable in monthly installments for the 12-month period following termination; payment is subject to his execution of a release of claims.
The definitions of “cause” and “change in employment” in the New Witkowski Agreement are consistent with the definitions in the New LeClair Agreement.
Bradbury Employment Agreement Effective Upon the Executive Transition
Ms. Bradbury’s employment agreement, effective as of March 31, 2025 (the “Bradbury Agreement”), provides for an annual base salary of $500,000 with eligibility to receive a target performance bonus of up to 75% of her base salary and includes restrictive covenants, including non-compete and non-solicit covenants.
Ms. Bradbury is entitled to participate in Opco’s MICP and other compensation and benefit plans available to other executives or officers of Opco. On a termination by Opco without “cause” or by the executive as a resignation for “good reason,” Ms. Bradbury is entitled to (i) a payment equal to twelve months’ base salary and her target MICP bonus, paid in equal installments over the twelve-month period following termination, and (ii) a payment equal to the monthly cost of purchasing COBRA continuation coverage, payable in monthly installments for the 12-month period following termination; payment is subject to her execution of a release of claims.
The definitions of “cause” and “change in employment” in the Bradbury Agreement are consistent with the definitions in the New LeClair Agreement.
Special Equity Awards
In connection with their promotions to CEO and CFO, respectively, Mr. Witkowski and Ms. Bradbury were awarded the following additional annual equity grants:

EXECUTIVE	RSUs	OPTIONS
Mr. Witkowski	10,092	73,458
Ms. Bradbury	2,913	21,192
These award values reflect the difference between (i) the new targeted annual equity grant value for their new role and (ii) the targeted value received for their prior role at the time of the 2025 annual equity grant. All provisions of these awards, including vesting, are the same as the annual equity awards previously granted.
In connection with the CEO and CFO succession process, and to further align pay and performance for the executive team going forward, the Committee approved a special performance-based equity award to certain executives, including the NEOs. The following are the approved grant values for each NEO:

NAMED EXECUTIVE OFFICER	TARGET GRANT DATE VALUE ($)
Mr. Witkowski	5,000,000
Ms. Bradbury	2,250,000
Mr. Cowles	2,750,000
Mr. Huebert	2,250,000
Mr. Whittenburg	1,500,000
These awards are 100% performance share awards ("PSAs"), with a 4-year performance period (2025-2028), with the following pre-set financial metrics and performance goals:

FINANCIAL METRIC	WEIGHT	THRESHOLD	TARGET	MAXIMUM
Fiscal 2028 Net Sales	25%	Not Applicable	$10.0 Billion	$11.7 Billion
Fiscal 2028 Adjusted EBITDA	75%	Not Applicable	$1.5 Billion	$1.75 Billion

CORE & MAIN	33	2025 PROXY STATEMENT

There is no threshold earning level for these PSAs because the Company is committed to achieving its disclosed target goals and therefore no payment under these awards is warranted for below Target performance. If the Target performance level is achieved participants will earn 100% of the PSAs awarded. If the maximum performance level is achieved participants will earn 200% of the PSAs awarded. Any awards earned based on 2028 results will vest on March 31, 2029.
When approving these awards, the Committee acknowledged the special-purpose nature of the awards to support leadership continuity during the CEO and CFO succession process and to align the new leadership team with the Company’s stated long-term financial goals. Absent special circumstances in the future, the Committee does not expect to provide special-purpose equity awards as a routine matter.
Other Policies and Practices
Policy on Recovering Incentive Compensation
The Company has adopted a Dodd-Frank Clawback Policy and an Amended and Restated Clawback and Forfeiture Policy covering current and former employees who are not covered by our Dodd-Frank Clawback Policy. See “Directors, Executive Officers and Corporate Governance—Policy on Recovering Incentive Compensation” on page 20 of this proxy statement.
Stock Ownership Guidelines and Holding Period Requirements
The Company has adopted stock ownership guidelines applicable to our executive officers (including our NEOs) and non-employee directors. See “Directors, Executive Officers and Corporate Governance—Stock Ownership Guidelines” on page 20 of this proxy statement.
Insider Trading Policy; No Hedging, Pledging or Short Sales
The Company's Policy on Trading in Securities prohibits our directors, executive officers and employees from engaging in buying, selling, gifting or otherwise trading securities of the Company when such person possesses material nonpublic information relating to the Company or our securities. A copy of our Policy on Trading Securities was filed as Exhibit 19.1 to our 2024 Form 10-K.
The Policy on Trading in Securities also prohibits our directors, executive officers and employees from engaging in hedging, pledging or short sales with respect to Company securities.
Tax and Accounting Considerations
Section 162(m) of the U.S. Internal Revenue Code of 1986, as amended, generally places a limit of $1 million per year on the amount of compensation paid to certain of our executive officers that is deductible by the Company for federal income tax purposes.
Where appropriate, we attempt to structure our executive employment arrangements and compensation programs to allow us to maximize the Company’s tax deductions for the compensation we pay to our executives. However, it is expected that our Talent and Compensation Committee will authorize compensation payments that are not deductible for federal income tax purposes when it believes that such payments are appropriate to attract, retain and incentivize executive talent.

CORE & MAIN	34	2025 PROXY STATEMENT

TALENT AND COMPENSATION COMMITTEE REPORT
Report of the Talent and Compensation Committee
The Talent and Compensation Committee has reviewed the foregoing Compensation Discussion and Analysis and discussed it with management. Based on such review and discussion, the Talent and Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference in the 2024 Form 10-K.
The Talent and Compensation Committee:
Margaret M. Newman, Chair
Robert M. Buck
Dennis G. Gipson

CORE & MAIN	35	2025 PROXY STATEMENT

FISCAL 2024 DIRECTOR AND EXECUTIVE COMPENSATION
Summary Compensation Table
The following table sets forth the compensation of our fiscal 2024 NEOs.

NAME AND PRINCIPAL POSITION(1)	FISCAL YEAR	SALARY ($)	STOCK AWARDS ($)(2)	OPTION AWARDS ($)(3)	NON-EQUITY INCENTIVE PLAN COMPENSATION ($)(4)	ALL OTHER COMPENSATION ($)(5)	TOTAL ($)
Stephen O. LeClair Chief Executive Officer	2024	924,231	935,089	2,805,019	668,677	41,454	5,374,470
	2023	882,885	839,075	2,517,204	1,256,077	50,881	5,546,122
	2022	836,538	743,791	2,231,258	1,700,000	52,893	5,564,480
Mark R. Witkowski Chief Financial Officer	2024	610,192	234,411	703,150	248,320	34,813	1,830,886
	2023	559,231	213,782	641,252	479,976	42,866	1,937,107
	2022	521,923	198,777	596,258	636,000	110,456	2,063,414
Bradford A. Cowles President	2024	482,500	187,649	562,543	198,656	37,794	1,469,142
	2023	426,923	163,172	489,378	366,297	57,426	1,503,196
	2022	398,269	151,892	455,648	486,000	41,719	1,533,528
Michael G. Huebert President(6)	2024	225,000	668,884	1,006,316	178,791	14,310	2,093,301
John R. Schaller Executive Vice President	2024	491,923	187,649	562,543	225,144	34,062	1,501,321
	2023	461,923	176,305	528,767	448,539	19,093	1,634,627
	2022	430,577	165,002	495,008	598,400	10,828	1,699,815
(1)Mr. LeClair and Mr. Witkowski served as CEO and CFO, respectively, for the entirety of fiscal 2024 prior to being appointed Executive Chair and CEO, respectively, in connection with the Executive Transition on March 31, 2025. Mr. Witkowski was also appointed as a Director in connection with the Executive Transition on March 31, 2025. Ms. Bradbury, our current CFO and our former Vice President of Finance and Investor Relations, did not serve as an executive officer during fiscal 2024
(2)Represents the aggregate grant date fair value of RSUs computed in accordance with Financial Standards Accounting Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. The values in this column exclude the effect of estimated forfeitures. See Note 13 of our consolidated financial statements filed with the SEC in our 2024 Form 10-K for a description of our valuation of equity-based compensation.
(3)Represents the aggregate grant date fair value of stock options computed in accordance with FASB ASC Topic 718. The values in this column exclude the effect of estimated forfeitures. The assumptions made in valuing option awards reported in this column and a more detailed discussion of the Black-Scholes option pricing model appear in Note 13 of our consolidated financial statements filed with the SEC in our 2024 Form 10-K.
(4)Amounts in this column reflect payments paid under the MICP for fiscal 2024. See “Determination of Executive Compensation—Short-Term Incentives” above.
(5)Amounts in the “Other” column for fiscal 2024 include the following:
(6)Represents compensation for Mr. Huebert following his appointment as president on July 5, 2024.

	STEPHEN O. LECLAIR	MARK R. WITKOWSKI	BRADFORD A. COWLES	MICHAEL G. HUEBERT	JOHN R. SCHALLER
401(k) matching contribution ($)	10,442	10,477	10,500	6,750	10,419
Health Savings Account matching contribution ($)	423	—	—	—	—
Company-paid life insurance premiums ($)	3,883	1,065	852	447	554
Additional payment to cover income taxes owed in respect to secondary life insurance policy ($)	1,761	—	—	—	—
Executive medical benefits ($)	2,600	1,800	2,200	—	1,300
Vehicle benefits ($)	22,345	21,471	24,242	7,113	21,789

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Grants of Plan-Based Awards for Fiscal 2024
The following table provides information concerning the annual incentive plan opportunities made available to the NEOs in fiscal 2024.

			ESTIMATED POSSIBLE PAYOUTS UNDER NON-EQUITY INCENTIVE PLAN AWARDS(1)			ALL OTHER STOCK AWARDS: NUMBER OF SHARES OF STOCK OR UNITS (#)(2)	ALL OTHER OPTION AWARDS: NUMBER OF SECURITIES UNDERLYING OPTIONS (#)(3)	EXERCISE OR BASE PRICE OF OPTION AWARDS ($/SH)(3)	GRANT DATE FAIR VALUE OF STOCK AND OPTION AWARDS ($)(2)(3)
NAME	AWARD	GRANT DATE	THRESHOLD ($) 25%	TARGET ($) 100%	MAXIMUM ($) 200%
Stephen O. LeClair	2024 MICP	3/7/2024	315,563	1,262,250	2,524,500
	2024 RSU	3/7/2024				18,657			935,089
	2024 Option	3/7/2024					146,508	$50.12	2,805,019
Mark R. Witkowski	2024 MICP	3/7/2024	117,188	468,750	937,500
	2024 RSU	3/7/2024				4,677			234,411
	2024 Option	3/7/2024					36,726	$50.12	703,150
Bradford A. Cowles	2024 MICP	3/7/2024	93,750	375,000	750,000
	2024 RSU	3/7/2024				3,744			187,649
	2024 Option	3/7/2024					29,382	$50.12	562,543
Michael G. Huebert	2024 MICP	7/22/2024	84,375	337,500	675,000
	2024 RSU	7/22/2024				12,836			668,884
	2024 Option	7/22/2024					50,516	$52.11	1,006,316
John R. Schaller	2024 MICP	3/7/2024	106,250	425,000	850,000
	2024 RSU	3/7/2024				3,744			187,649
	2024 Option	3/7/2024					29,382	$50.12	562,543
(1)Reflects MICP awards for fiscal 2024. Amounts reflect potential payouts at threshold, target and maximum performance levels.
(2)RSUs granted under our Omnibus Incentive Plan. See “Elements of Our Executive Compensation Program—Long-Term Incentive Awards Granted in Fiscal 2024.” The amount in the Grant Date Fair Value column represents the aggregate grant date fair value of the awards computed in accordance with FASB ASC Topic 718.
(3)Stock options granted under our Omnibus Incentive Plan. See “Elements of Our Executive Compensation Program—Long-Term Incentive Awards Granted in Fiscal 2024.” The amount in the Grant Date Fair Value column represents the aggregate grant date fair value of the awards computed in accordance with FASB ASC Topic 718.
Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table
Fiscal 2024 Employment Agreements
Messrs. LeClair, Witkowski, Huebert and Cowles were each party to an employment agreement with Opco. Each employment agreement provided for at-will employment with Opco. Each executive was entitled to participate in Opco’s MICP and other compensation and benefit plans available to other executives or officers of Opco.
Under the terms of each employment agreement with Messrs. LeClair, Witkowski and Cowles, on a termination by Opco without “cause” or by the executive due to a “change in employment” (i.e., “good reason” to resign due to a change in employment), each executive would be entitled to (i) a payment equal to 12 months base salary (24 months for Mr. LeClair) and his target MICP bonus (two times target MICP bonus for Mr. LeClair), paid in equal installments over the twelve-month (24-months for Mr. LeClair) period following termination, and (ii) a payment equal to the monthly cost of purchasing COBRA continuation coverage, payable in monthly installments for the 12-month period following termination, with payment subject to the executive’s execution of a release of claims.
Under each such employment agreement:
•    “cause” means (i) executive’s commission of a crime involving fraud, theft, false statements or other similar acts or commission of any crime that is a felony, (ii) executive’s willful or grossly negligent failure to perform employment duties or (iii) executive’s material breach of the employment agreement or the terms of an applicable noncompetition, nondisclosure or non-solicitation provision (in the case of (ii) or (iii), the executive has a 30-day period to cure); and
•    “change in employment” means (i) the assignment of duties that are materially inconsistent with the executive’s position, (ii) a reduction in executive’s base salary, (iii) Opco’s material breach of the employment agreement, or (iv) the

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relocation of executive’s primary workplace by more than 50 miles. The executive must provide Opco with 30 days to cure and must resign within ten business days following the expiration of the cure period to qualify as a termination due to a “change in employment.”
Under the terms of Mr. Huebert's employment agreement, on a termination by Opco without "cause" or by the executive due to a "good reason", Mr. Huebert would be entitled to a payment equal to 12 months base salary; payment is subject to execution of a release of claims.
Under his employment agreement:
•    “cause” means executive’s (i) commission, conviction of or plea of nolo contendere to a felony or a crime involving moral turpitude; (ii) commission of fraud, theft, embezzlement, self-dealing, misappropriation or other malfeasance against the Company; (iii) material and persistent failure to perform his lawful duties or responsibilities under the terms of the employment agreement (other than by reason of disability); (iv) refusal to comply with any lawful policy of the Company; (v) commission of acts or omissions constituting gross negligence or material misconduct in the performance of any aspect of executive's lawful duties or responsibilities which have or may be expected to have an adverse effect on the Company; (vi) breach of any fiduciary duty owed to the Company; (vii) material violation or breach of any restrictive covenant or any material term of the employment agreement; or (viii) commission of any act or omission that materially damages or is reasonably likely to materially damage the financial condition or business of the Company or materially damages or is reasonably likely to materially damage the reputation, public image, goodwill, assets or prospects of the Company, subject to a 15-day cure period by executive; and
•    “change in employment” means (i) a material reduction in executive’s base salary (except for any across-the-board reduction impacting substantially all executives of Opco where such reduction does not represent a greater than a 10% reduction); (ii) a material reduction in the percentage of base salary that constitutes executive’s target bonus; (iii) a material reduction in executive’s duties, authorities and responsibilities; or (iv) Opco requires that executive report to a different principal work location that increases his commute by more than 50 miles. The executive must provide Opco with notice within 30 days of the initial existence of such condition, Opco has 30 days to cure such condition and executive must resign within 90 days of the initial existence of the condition.
After fiscal 2024, in connection with the Executive Transition, Opco entered into the New LeClair Agreement, the New Witkowski Agreement and the Bradbury Agreement, each of which took effect on March 31, 2025 and, accordingly, are not reflected in the Summary Compensation Table. See “Employment Agreements and Special Equity Awards in connection with the Executive Transition” above for a description of the these employment agreements effective in connection with the Executive Transition.
Equity Award Grant Timing Practices
Neither the Board nor the Talent and Compensation Committee takes material nonpublic information into account when determining the timing and terms of grants of equity awards under the Omnibus Incentive Plan. Instead, the Company's practice has been to grant equity awards, including stock options, under the Omnibus Incentive Plan on a predetermined schedule in accordance with the annual compensation review cycle. The Company does not time the disclosure of material nonpublic information to affect the value of the equity awards provided under the Omnibus Incentive Plan. During fiscal 2024, we did not grant any stock options to our NEOs during any period beginning four business days prior and ending one business day after the filing of the Company's 2024 Form 10-K, any Quarterly Report on Form 10-Q, or the filing or furnishing of any Current Report on Form 8-K which disclosed material nonpublic information.

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Outstanding Equity Awards at Fiscal Year End 2024

		OPTION AWARDS				STOCK AWARDS
NAME	GRANT DATE	EQUITY INCENTIVE PLAN AWARDS: NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS (#) EXERCISABLE(1)	EQUITY INCENTIVE PLAN AWARDS: NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS (#) UNEXERCISABLE(1)	OPTION EXERCISE PRICE ($)(1)	OPTION EXPIRATION DATE(1)	EQUITY INCENTIVE PLAN AWARDS: NUMBER OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED (#)(2)	EQUITY INCENTIVE PLAN AWARDS: MARKET OR PAYOUT VALUE OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED ($)(2)
Stephen O. LeClair	3/7/2024	—	146,508	$50.12	3/7/2034	18,657	1,053,001
	3/10/2023	104,103	208,206	$22.11	3/10/2033	25,300	1,427,932
	3/11/2022	173,918	86,959	$20.81	3/11/2032	11,914	672,426
Mark R. Witkowski	3/7/2024	—	36,726	$50.12	3/7/2034	4,677	263,970
	3/10/2023	26,520	53,040	$22.11	3/10/2033	6,446	363,812
	3/11/2022	46,476	23,238	$20.81	3/11/2032	3,184	179,705
Bradford A. Cowles	3/7/2024	—	29,382	$50.12	3/7/2034	3,744	211,311
	3/10/2023	20,239	40,478	$22.11	3/10/2033	4,920	277,685
	3/11/2022	35,516	17,758	$20.81	3/11/2032	2,433	137,319
Michael G. Huebert	7/22/2024	—	50,516	$52.11	7/22/2034	12,836	724,464
John R. Schaller	3/7/2024	—	29,382	$50.12	3/7/2034	3,744	211,311
	3/10/2023	—	43,736	$22.11	3/10/2033	5,316	300,035
	3/11/2022	—	19,292	$20.81	3/11/2032	2,643	149,171
(1)The stock option awards vest in three equal annual installments on the first three anniversaries of the grant date, subject in each case to the applicable NEO’s continued employment through such anniversary, subject to acceleration upon the grantee’s termination of employment due to death, disability, or Qualifying Retirement. See “Elements of Our Executive Compensation Program—Long-Term Incentive Awards Granted in Fiscal 2024.”
(2)The RSU awards vest in three equal annual installments on the first three anniversaries of the grant date, subject in each case to the applicable NEO’s continued employment through such anniversary, subject to acceleration upon the grantee’s termination of employment due to death, disability, or Qualifying Retirement. See “Elements of Our Executive Compensation Program—Long-Term Incentive Awards Granted in Fiscal 2024.” The market value of unvested RSUs is calculated by multiplying the number of unvested RSUs held by the applicable NEO by $56.44, which was the closing price of our Class A common stock on January 31, 2025, the last trading day prior to the end of fiscal 2024.
Option Exercises and Stock Vested Table
The following table provides information about options exercised by our NEOs during fiscal 2024 and RSUs held by our NEOs that vested during fiscal 2024.

	OPTION AWARDS		STOCK AWARDS
NAME	NUMBER OF SHARES ACQUIRED ON EXERCISE (#)	VALUE REALIZED ON EXERCISE ($)	NUMBER OF SHARES ACQUIRED ON VESTING (#)	VALUE REALIZED ON VESTING ($) (1)
Stephen O. LeClair	—	—	24,564	1,186,196
Mark R. Witkowski	—	—	6,407	309,394
Bradford A. Cowles	—	—	4,893	236,283
Michael G. Huebert	—	—	—	—
John R. Schaller	60,452	3,057,062	5,301	255,985
(1)The value realized on the vesting of RSUs, calculated by multiplying the number of RSUs vesting by $48.29, which was the closing price of our Class A common stock on March 11, 2024, the business day immediately prior to the vesting date.
Potential Payments Upon Termination or Change-in-Control
We have entered into employment arrangements that, by their terms, will require us to provide compensation and other benefits to certain of our NEOs if their employment terminates or they resign under specified circumstances. Vesting of awards granted under our Omnibus Incentive Plan is also subject to acceleration in certain circumstances, including a grantee’s termination as a result of death or disability, or a Qualifying Retirement. See “Elements of Our Executive Compensation Program—Long-Term Incentive Awards Granted in Fiscal 2024.”
The following discussion summarizes the potential payments upon a termination of employment in various circumstances. The amounts discussed apply the assumptions that employment terminated on February 2, 2025 or that a change in control occurred on February 2, 2025. Accordingly, this discussion does not take into account the New LeClair Agreement, the New

CORE & MAIN	39	2025 PROXY STATEMENT

Witkowski Agreement or the Bradbury Agreement, but rather is based on the employment agreements with Messrs. LeClair and Witkowski in effect for fiscal 2024. See “Narrative Disclosure to Summary Compensation Table and Grant Plan-Based Awards Table-Employment Agreements” above for a description of the NEOs’ respective employment agreements effective during fiscal 2024.
Estimated Benefits upon Termination without “Cause” or Resignation due to a “Change in Employment”
Upon termination without “cause” or resignation due to a “change in employment” or “good reason,” as applicable, Messrs. LeClair, Witkowski, Huebert and Cowles are entitled to contractual severance benefits payable on termination plus payment of COBRA premium costs, as quantified in the table below. Mr. Schaller does not have an employment agreement with the Company and is not entitled to any severance benefits from the Company if he is terminated without “cause” or he resigns due to a “change in employment.” None of our NEOs is entitled to any additional severance upon a termination in connection with a change in control.

NAME	SALARY (OTHER THAN ACCRUED AMOUNTS) ($)(1)	BONUS ($)	COBRA BENEFIT PAYMENT ($)(2)	TOTAL ($)
Stephen O. LeClair	1,870,000	2,524,500	29,780	4,424,280
Mark R. Witkowski	625,000	468,750	8,405	1,102,155
Bradford A. Cowles	500,000	375,000	29,129	904,129
Michael G. Huebert	450,000	—	—	450,000
John R. Schaller	—	—	—	—
(1)Salary is reflective of fiscal year 2024.
(2)Payment of the COBRA benefit payment will cease in the event that an executive becomes eligible for health benefits coverage from a subsequent employer.
Estimated Benefits in Connection with a Change in Control or Termination due to Death or Disability
If an NEO’s employment is terminated as a result of the NEO’s death or disability any unvested RSUs and stock options held by the NEO at the time of his or her death or disability will accelerate and become vested.
Vesting of awards granted under our Omnibus Incentive Plan will not be accelerated upon a change in control of the Company if the awards are assumed or replaced with substitute awards that (i) have the same or better terms and conditions, including vesting terms and (ii) provide for accelerated vesting if the grantee’s employment is terminated by the successor company without “cause” or the grantee resigns with “good reason,” in each case within 12 months of the change in control. The amounts shown below reflect the value of accelerated awards upon a change in control of the Company in which our NEOs did not receive replacement awards meeting these criteria.
As described above, assuming a termination of employment due to the executive’s death or disability, or the occurrence of a change in control of the Company in which outstanding unvested awards were not substituted or replaced in accordance with the terms of the Omnibus Incentive Plan, in each case on February 2, 2025, our NEOs would have received benefits from the accelerated vesting of unvested RSUs and stock options in the following amounts:

NAME	ACCELERATION OF RSUs ($)(1)	ACCELERATION OF OPTIONS ($)(2)
Stephen O. LeClair	3,153,359	11,171,992
Mark R. Witkowski	807,487	2,880,941
Bradford A. Cowles	626,315	2,208,022
Michael G. Huebert	724,464	218,734
John R. Schaller	660,517	2,374,525
(1)Calculated based on a value of $56.44 per unvested RSU, which was the closing price of our Class A common stock on January 31, 2025, the last trading day prior to the end of fiscal 2024.
(2)Calculated based on the “spread value” of outstanding unvested options using a price per share of $56.44 per share, which was the closing price of our Class A common stock on January 31, 2025, the last trading day prior to the end of fiscal 2024.
None of our NEOs are entitled to any additional payments or benefits upon a termination of employment due to the executive’s death or disability or the occurrence of a change in control.

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Estimated Benefits in Connection with a Termination due to Retirement
Ordinarily, in order to receive payment of an annual bonus, a participant must be employed on the payment date. However, if a participant retires prior to the payment date, he or she may receive payment of the full MICP bonus earned based on actual performance.
The stock options and RSUs held by our NEOs for at least six months after the grant date are subject to acceleration if the NEO resigns in a Qualifying Retirement, meaning termination of employment after having completed at least 10 years of employment with the Company or its subsidiaries and having reached age 62. See “Elements of Our Executive Compensation Program—Long-Term Incentive Awards Granted in Fiscal 2024.” As of February 2, 2025, Mr. Schaller met the criteria for a Qualifying Retirement, and would have received benefits from the accelerated vesting of unvested RSUs and options in the following amounts if his employment had terminated as of such date:

NAME	ACCELERATION OF RSUs ($)(1)	ACCELERATION OF OPTIONS ($)(2)
John R. Schaller	660,517	2,374,525
(1)Calculated based on a value of $56.44 per RSU, which was the closing price of our Class A common stock on January 31, 2025, the last trading day prior to February 2, 2025.
(2)Calculated based on the “spread value” of outstanding options using a price per share of $56.44 per share, which was the closing price of our Class A common stock on January 31, 2025, the last trading day prior to February 2, 2025.
Director Compensation Program
The non-employee director compensation program adopted by our board of directors includes a mix of cash and equity compensation:
Cash Retainers and Equity-Based Awards

COMPENSATION	AMOUNT
Annual Equity Award	$120,000 RSU grant with vesting to occur on the earlier of (a) one year from the grant date or (b) the date of the next annual meeting of shareholders
Annual Cash Retainer (1)	$80,000
Committee Chair Annual Cash Retainer	Audit Committee: $25,000 Talent and Compensation Committee: $20,000 Nominating & Governance Committee: $15,000
Committee Member Annual Cash Retainer	Audit Committee: $10,000 Talent Compensation Committee: $10,000 Nominating & Governance Committee: $7,500
Lead Independent Director Annual Cash Retainer (2)	$30,000
(1)Annual Cash Retainer was increased from $70,000 to $80,000 effective on June 28, 2023.
(2)James G. Castellano was appointed Lead Independent Director on February 7, 2024 and began receiving this retainer as a result of that appointment.
Cash compensation is paid quarterly in arrears. Directors are also entitled to reimbursement of their expenses incurred in connection with travel to meetings.
New directors who join the Board on a date other than the date of an annual meeting of shareholders will receive a pro-rata portion of the annual equity award in the form of RSUs vesting upon the date of the next annual meeting of shareholders, followed by a full annual equity award at the same annual meeting of shareholders.

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Compensation of Directors
The following table sets forth the compensation paid to our directors for fiscal 2024.

NAME	FEES EARNED OR PAID IN CASH ($)	RSU AWARDS ($)	TOTAL ($)
James G. Castellano	141,359	120,000	261,359
Dennis G. Gipson	104,426	120,000	224,426
Orvin T. Kimbrough	106,289	120,000	226,289
Kathleen M. Mazzarella	106,626	120,000	226,626
Bhavani Amirthalingam	98,157	120,000	218,157
Robert M. Buck	104,892	120,000	224,892
Margaret M. Newman	109,000	120,000	229,000
James D. Hope	60,041	138,000	198,041
James G. Berges(1)	—	—	—
Ian A. Rorick(1)	—	—	—
Nathan K. Sleeper(1)	—	—	—
Jonathan L. Zrebiec(1)	—	—	—
(1)Each of Messrs. Berges, Rorick, Sleeper and Zrebiec resigned as directors on February 7, 2024 and did not receive any compensation for fiscal 2024 due to the date of resignation.
As of February 2, 2025, Mr. Kimbrough held 4,867 unvested common units in Management Feeder.
Compensation Risk Assessment
The Talent and Compensation Committee assessed the risks associated with our compensation and practices to evaluate whether they create risks that are likely to have a material adverse effect on us. Based on its assessment, the Talent and Compensation Committee concluded that our compensation policies and practices do not create incentives to take risks that are likely to have a material adverse effect on us. We believe we have allocated our compensation among base salary, short-term incentives and long-term equity in such a way as to not encourage excessive risk taking.

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PAY VERSUS PERFORMANCE
In accordance with SEC rules, this section presents information about the relationship between compensation paid to our executives and certain Company financial performance metrics. For information about the Company’s compensation philosophy and objectives, please refer to the compensation discussion and analysis above, under the heading “Director and Executive Compensation.”

YEAR	SUMMARY COMPENSATION TABLE TOTAL FOR PEO(1)	COMPENSATION ACTUALLY PAID TO PEO(3)	AVERAGE SUMMARY COMPENSATION TABLE TOTAL FOR NON-PEO NAMED EXECUTIVE OFFICERS(2)	AVERAGE COMPENSATION ACTUALLY PAID TO NON-PEO NAMED EXECUTIVE OFFICERS(3)	VALUE OF INITIAL FIXED $100 INVESTMENT BASED ON:		NET INCOME (MILLIONS)(5)	MICP ADJUSTED EBITDA (MILLIONS)(6)
					CORE & MAIN TOTAL SHAREHOLDER RETURN	PEER GROUP TOTAL SHAREHOLDER RETURN(4)
2024	$5,374,471	$12,340,181	$1,723,477	$2,929,034	$238.14	$145.01	$434	$922
2023	5,546,122	13,225,593	1,609,568	3,166,945	171.10	121.62	531	888
2022	5,564,480	6,240,946	1,710,361	1,896,515	91.43	103.74	581	924
(1)Reflects the amount of total compensation reported in the Summary Compensation Table (“SCT”) for Stephen LeClair, our Principal Executive Officer (“PEO”) for the applicable year. See “Director and Executive Compensation—Summary Compensation Table.”
(2)Reflects the average of the total compensation reported in the SCT for the Company’s NEOs as a group (excluding Mr. LeClair) for the applicable year. The NEOs included in this calculation for each of fiscal 2024, 2023 and 2022 are Mark Witkowski, John Schaller, and Bradford Cowles. For fiscal 2024 the NEOs also included Michael Huebert and for each of fiscal 2023 and fiscal 2022 the NEOs also included Mark Whittenburg. See “Director and Executive Compensation—Summary Compensation Table.”
(3)Amounts reported in this column represent the amount of compensation actually paid (“CAP”) to Mr. LeClair or the non-PEO NEOs, as applicable, computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual amount of compensation earned by or paid during the applicable year, primarily due to unrealized gains in unvested equity awards. In accordance with the requirements of Item 402(v) of Regulation S-K, the CAP reported for Mr. LeClair and the non-PEO NEOs reflects the following adjustments to the total compensation reported in the SCT to determine the applicable CAP:

	2024		2023		2022
SCT TO CAP RECONCILIATION	PEO	AVERAGE NON-PEO NEOs	PEO	AVERAGE NON-PEO NEOs	PEO	AVERAGE NON-PEO NEOs
Reported SCT Total Compensation	$5,374,471	$1,723,477	$5,546,122	$1,609,568	$5,564,480	$1,710,361
Value of stock options and RSUs reported in SCT	(3,740,108)	(1,028,101)	(3,356,279)	(668,682)	(2,975,049)	(625,652)
Year-end fair value of unvested stock options and RSUs granted in the current fiscal year	4,347,694	1,167,732	8,559,699	1,705,345	3,393,622	713,678
Year-over-year difference of year-end fair values for unvested awards granted in prior years	4,698,044	786,330	2,624,073	551,843	—	—
Difference in fair values between prior year-end fair values and vesting date fair values for awards granted in prior years	1,660,080	279,596	(148,022)	(31,129)	257,893	98,128
Total Adjustments	6,965,710	1,205,557	7,679,471	1,557,377	676,466	186,154
CAP:	$12,340,181	$2,929,034	$13,225,593	$3,166,945	$6,240,946	$1,896,515
The fair value of stock options reported in this table were determined using the Black-Scholes option pricing model. The assumptions used for purposes of calculating fair values of stock options as of the vesting date or fiscal year-end date, as applicable, are: (i) the expected life of each stock option is based on the “simplified method” using an average of the remaining vesting period and remaining term as of the applicable vesting date or fiscal year end date; (ii) the exercise price is based on each grant date closing price and asset price is based on the applicable vesting date or fiscal year end closing price; (iii) the risk free interest rate is based on the Treasury Constant Maturity rate closest to the remaining expected life as of the applicable vesting date or fiscal year end date; and (iv) historical volatility is based on daily price history for the expected life of the stock option prior to the applicable vesting date or fiscal year end date. The portion of CAP that is based on the fiscal year-end share price reflects a value of $56.44, $40.55 and $21.67 for fiscal year 2024, 2023 and 2022, respectively.
(4)Represents the weighted peer group total shareholder return (“TSR”), weighted according to the respective companies’ stock market capitalization at the beginning of each period for which a return is indicated. The peer group used for this purpose is the S&P 400 Industrials Index, a published industry index.
(5)Reflects “Net Income” in the Company’s Consolidated Financial Statements included in the 2024 Form 10-K for the applicable fiscal year.
(6)MICP Adjusted EBITDA is calculated as Adjusted EBITDA (calculated as described in our Annual Report on Form 10-K for the fiscal year ended February 2, 2025 ("2024 Form 10-K")) less the estimated Adjusted EBITDA of acquisitions completed subsequent to the establishment of the MICP Adjusted EBITDA target. See “Director and Executive Compensation – Elements of Our Executive Compensation Program – Short-Term Incentives.” The Company has determined that MICP Adjusted EBITDA is the most important performance measure used by the Company to link compensation actually paid to the Company’s NEOs to Company performance
(7)These columns represent the value at the end of the respective fiscal year of a $100 initial investment on July 23, 2021, the date of our IPO, for our Class A common stock and the S&P 400 Industrials Index. We measure the total shareholder return in a fiscal year as the change from the cumulative investment value from the prior fiscal year-end value divided by the cumulative investment value as of the prior fiscal year-end.

CORE & MAIN	43	2025 PROXY STATEMENT

Performance Measures
The performance measures listed below represent, in the Company’s assessment, the most important performance measures that link compensation actually paid to our NEOs for fiscal 2024 to company performance. The Company uses MICP Adjusted EBITDA and MICP Working Capital Percentage in its annual cash incentive program, and share price is a key determinant of the value of long-term incentive awards held by our NEOs in the form of stock options and RSUs.

MOST IMPORTANT MEASURES FOR 2024
MICP Adjusted EBITDA
MICP Working Capital Percentage (1)
Share price
(1)Calculated as year-end accounts receivable plus inventory less accounts payable, as a percentage of fiscal 2024 net sales. The MICP Working Capital Percentage is also adjusted to exclude the same acquisitions as were excluded for the MICP Adjusted EBITDA calculation. See “Director and Executive Compensation – Elements of Our Executive Compensation Program – Short-Term Incentives.”
Additional information regarding these measures, including a reconciliation to the most comparable GAAP measure, is included under the heading “Non-GAAP Reconciliation” beginning on page 52 of this proxy statement and under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures” in our 2024 Form 10-K.
CAP compared to TSR, Net Income and MICP Adjusted EBITDA; Company TSR Compared to S&P 400 Industrial Index
From fiscal 2023 to fiscal 2024, PEO CAP decreased by $885,412 or 7%, and the average CAP for the non-PEO NEOs decreased by $237,911 or 8%. For the same period, net income decreased by $97 million or 18%, and MICP Adjusted EBITDA increased by $34 million or 4%. Also during this period, cumulative Core & Main TSR was 39%, and TSR for the S&P 400 Industrial Index was 17%. The decreases in PEO CAP, non-PEO NEOs and TSR were primarily driven by the larger increase in our share price in fiscal 2023 compared to the increase in our share price in fiscal 2024.
As discussed in greater detail under the heading “Director and Executive Compensation,” the Talent and Compensation Committee considers many factors when making decisions concerning the compensation of our executive officers. TSR, net income and MICP Adjusted EBITDA are examples of indicators of the Company’s overall financial performance, which may directly or indirectly impact the Company’s compensation decisions as well as CAP. However, as calculated under SEC rules, CAP reflects adjusted values to unvested and vested equity awards, GAAP valuation assumptions, and projected performance modifiers but does not reflect actual amounts realized by our executives for those awards.

CORE & MAIN	44	2025 PROXY STATEMENT

CEO PAY RATIO
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of the individual identified as our median compensated employee and the annual total compensation of Mr. LeClair, our current Executive Chair and now former CEO, who served in the role of CEO for the entirety of fiscal 2024.
For fiscal 2024, our last completed fiscal year:
•The annual total compensation of our CEO, as reported in the Summary Compensation Table of this Proxy Statement, was $5,374,470.
•The annual total compensation of the individual identified as the median compensated employee of the Company (other than our CEO) was $78,520.
As a result, for fiscal 2024, the ratio of the annual total compensation of Mr. LeClair, our now former CEO, to the annual total compensation of the median compensated employee was 68 to 1.
To identify the median compensated employee and to determine the annual total compensation of the median compensated employee, we used total cash compensation for the consistently applied compensation measure (CACM) which included base salary, bonuses, overtime, and commissions (annualizing base salary for individuals employed less than a full year) as of December 31, 2024. There has been no change in the Company’s employee population or employee compensation arrangements that we believe would significantly impact the pay ratio disclosure since that date. After identifying the median employee, we calculated annual total compensation for this employee using the same methodology we use for calculating the total compensation of our CEO as set forth in the Summary Compensation Table.
This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described above. Because the SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

CORE & MAIN	45	2025 PROXY STATEMENT

AUDIT MATTERS
Report of the Audit Committee
The Audit Committee of our Board oversees our financial reporting process and internal control structure on behalf of the Board. Management is responsible for the preparation, presentation, and integrity of the financial statements and the effectiveness of our internal control over financial reporting. PwC, our independent registered public accounting firm since 2021, is responsible for expressing an opinion as to the conformity of our consolidated financial statements with U.S. generally accepted accounting principles. As part of its oversight responsibilities, the Audit Committee meets with the head of the Company’s internal audit function, our Chief Information Security Officer, who is the head of the Company’s cybersecurity team and the Company’s independent registered public accounting firm to discuss, among other things: the quality of the financial reporting process; cybersecurity risks and, as needed, any significant incidents; the performance of the Company’s independent registered public accounting firm; the Company’s compliance and ethics programs; and enterprise risk management.
The Audit Committee is responsible for, among other things, reviewing with PwC the scope and results of its audit engagement. In connection with the fiscal 2024 audit, the Audit Committee has:
•reviewed and discussed with management the Company’s audited financial statements included in our 2024 Form 10-K;
•discussed with PwC the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (the “PCAOB”) and the SEC; and
•received from and discussed with PwC the communications from PwC required by the PCAOB regarding its independence, and considered whether non-audit fees and services provided by PwC, as described below, were compatible with maintaining its independence.
Based on the review and the discussions described in the preceding bullet points, the Audit Committee recommended to the Board that the Company’s audited financial statements and management’s report on internal control over financial reporting be included in our 2024 Form 10-K for filing with the SEC.
The Audit Committee has adopted a charter, available on the corporate governance section of our investor relations website. In accordance with its charter, the primary purposes of the Audit Committee are to: (a) assist the Board in overseeing and monitoring matters relating to: (i) the quality and integrity of the Company’s financial statements; (ii) the qualifications, independence and performance of the Company’s independent auditor; (iii) the performance of the Company’s internal audit function; (iv) the Company’s compliance with legal and regulatory requirements; and (v) the accounting, financial and external reporting policies and practices of the Company; and (b) prepare the report of the Audit Committee required to be included in the Company’s annual proxy statement. The Audit Committee is also responsible for reviewing and discussing the Company’s risk management practices, including the effectiveness of the systems and policies for risk assessment and risk management, discussion of the Company’s major financial risk exposures, and the steps management has taken to monitor and control such exposures. The Audit Committee also oversees our procedures governing related person transactions.
The members of our Audit Committee are James G. Castellano (Chair), Bhavani Amirthalingam, James D. Hope, and Orvin T. Kimbrough. Our Board has designated both James G. Castellano and James D. Hope as an “audit committee financial expert,” and each of the four members has been determined to be “financially literate” under the NYSE rules. Our Board has also determined that each of the four members is “independent” as defined under the NYSE and Exchange Act rules and regulations.
The Audit Committee:
James G. Castellano, Chair
Bhavani Amirthalingam
James D. Hope
Orvin T. Kimbrough

CORE & MAIN	46	2025 PROXY STATEMENT

Principal Accounting Firm Fees
Aggregate fees billed to us for the fiscal years ended February 2, 2025 and January 28, 2024 by our independent registered public accounting firm, PwC, and its respective affiliates, were:

FEES BILLED	FISCAL 2024	FISCAL 2023
Audit Fees (1)	$2,075,280	$2,610,000
Audit-Related Fees (2)	64,985	82,300
Tax Fees (3)	640,310	695,542
Total	$2,780,575	$3,387,842
(1)Includes fees related to the audits of the Company and other services associated with regulatory filings and other professional services related to our secondary public offerings completed in fiscal 2023.
(2)Includes fees related to diligence associated with potential acquisitions and evaluation of internal controls and associated documentation prior to issuance of an integrated audit opinion by our auditors.
(3)Includes fees related to tax planning, compliance and tax return preparation fees.
The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services (including the fees and terms thereof) performed for us by the independent registered public accounting firm, subject to the de minimis exceptions for non-audit services described in the Exchange Act and the rules and regulations thereunder that are approved by the Audit Committee prior to the completion of the audit. The Audit Committee approved all services provided by PwC during fiscal 2024 and fiscal 2023.

CORE & MAIN	47	2025 PROXY STATEMENT

PROPOSAL 1 - ELECTION OF DIRECTORS
The Board has nominated the three persons named below for election as directors at the Annual Meeting. All director nominees will be elected to serve terms expiring at the annual meeting of shareholders held in 2028. Each of the nominees for director is currently serving on the Board.
Nominees for Director
•Dennis G. Gipson
•James D. Hope
•Mark R. Witkowski
For additional biographical information about the nominees for director, including information about their qualifications to serve as a director, see “Board of Directors” beginning on page 11 of this proxy statement.
Pursuant to the Bylaws, to be elected as a director, a nominee must receive the affirmative vote of at least a plurality of the votes cast in respect of the outstanding shares of common stock of the Company present in person, electronically or represented by proxy at the Annual Meeting and entitled to vote in an election of directors. Therefore, the three nominees who receive the most “FOR” votes (among votes properly cast in person, electronically or by proxy) will be elected. There is no cumulative voting.
OUR BOARD RECOMMENDS THAT
SHAREHOLDERS VOTE “FOR” THE ELECTION TO THE BOARD
OF EACH OF THE THREE NOMINEES FOR DIRECTOR.

CORE & MAIN	48	2025 PROXY STATEMENT

PROPOSAL 2 - RATIFICATION OF THE APPOINTMENT
OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
PwC audited our consolidated financial statements for fiscal 2024. Upon the recommendation of our Audit Committee, the Board has appointed PwC, our independent registered public accounting firm, to audit our consolidated financial statements for fiscal 2025 and to prepare a report on this audit, subject to ratification by our shareholders. PwC has served as our independent registered public accounting firm since 2021.
This proposal asks you to ratify the selection of PwC as our independent registered public accounting firm. Although we are not required to obtain such ratification from our shareholders, the Board believes that it is good practice to do so. Even if the appointment is ratified, the Audit Committee may in its discretion select a different firm at any time during the year if it determines that such a change would be in the best interests of the Company and our shareholders.
In order to pass, the proposal must receive the affirmative vote of a majority of the votes that could be cast at the Annual Meeting by the shares of common stock of the Company present in person, electronically or represented by proxy at the Annual Meeting and entitled to vote. If you abstain from voting on the proposal, it will have the same effect as a vote against the proposal.
Additional information regarding the responsibilities of PwC as our independent auditor, and the fees we paid to the independent auditor, can found under “Audit Matters” beginning on page 46 of this proxy statement.
A representative of PwC will be present at the Annual Meeting, will have the opportunity to make a statement, and will be available to respond to appropriate questions by shareholders.
OUR BOARD RECOMMENDS THAT
SHAREHOLDERS VOTE “FOR” THE RATIFICATION OF THE
APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP
AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2025.

CORE & MAIN	49	2025 PROXY STATEMENT

PROPOSAL 3 - ADVISORY VOTE TO APPROVE
NAMED EXECUTIVE OFFICER COMPENSATION
The Compensation Discussion and Analysis begins on page 27. As discussed there, the Board believes that the Company’s long-term success depends in large measure on the talents of our employees. The Company’s compensation system plays a significant role in our ability to attract, retain and motivate the highest quality workforce. The Board believes that its current compensation program directly links executive compensation to performance, aligning the interests of the Company’s executive officers with those of its shareholders.
In accordance with Section 14A of the Exchange Act, this proposal provides shareholders with the opportunity to cast a non-binding advisory vote on the Company’s executive compensation program. In order to pass, the proposal must receive the affirmative vote of a majority of the votes that could be cast at the Annual Meeting by the shares of common stock of the Company present in person, electronically or represented by proxy at the Annual Meeting and entitled to vote. If you abstain from voting on the proposal, it will have the same effect as a vote against the proposal.
The Board invites you to review the Compensation Discussion and Analysis beginning on page 27 and the tabular and other disclosures on compensation under Determination of Executive Compensation beginning on page 27, and cast a vote either to endorse or not endorse the Company's executive compensation programs through the following resolution:
“RESOLVED, that shareholders hereby approve the compensation of the Company’s NEOs for fiscal 2024, including the Company’s compensation practices and principles and their implementation, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables, and any narrative executive compensation disclosure contained in this proxy statement.”
While the vote does not bind the Board to any particular action, the Board values the input of the shareholders and will take into account the outcome of this vote in considering future compensation arrangements.
OUR BOARD RECOMMENDS THAT
SHAREHOLDERS VOTE “FOR” THE ADVISORY APPROVAL
OF THE COMPENSATION PAID TO OUR NAMED EXECUTIVE OFFICERS FOR FISCAL 2024.

CORE & MAIN	50	2025 PROXY STATEMENT

OTHER INFORMATION FOR SHAREHOLDERS
Solicitation of Proxies
We will pay our costs of soliciting proxies in connection with the Annual Meeting. Directors, officers and other employees, acting without special compensation, may solicit proxies by mail, email, in person or by telephone. We will reimburse brokers, fiduciaries, custodians and other nominees for out-of-pocket expenses incurred in sending our proxy materials to, and obtaining instructions relating to the proxy materials from, beneficial owners. We may in our discretion engage at our cost a proxy solicitor to solicit proxies for the Annual Meeting.
Shareholder Proposals or Shareholder Nominations for Director at the 2026 Annual Meeting
To be considered for inclusion in next year’s proxy statement and form of proxy, proposals by shareholders for business to be considered at the 2026 annual meeting of shareholders must be submitted in writing so that they are received by the Company no later than January 13, 2026 and must comply with the requirements of Rule 14a-8 under the Exchange Act. Proposals should be submitted to: Mark G. Whittenburg, General Counsel and Secretary, Core & Main, Inc., 1830 Craig Park Court, St. Louis, Missouri 63146.
Shareholders who wish to propose business or nominate persons for election to the Board at the 2025 annual meeting of shareholders, and the proposal or nomination is not intended to be included in our proxy statement, must provide advance notice to us of shareholder business or nomination in accordance with our Bylaws and applicable law. In order to be properly brought before the 2026 annual meeting of shareholders, our Bylaws require that a notice of a matter the shareholder wishes to present (other than a matter brought pursuant to Rule 14a-8), or the person or persons the shareholder wishes to nominate as a director, must be received by our Secretary not less than 90 days nor more than 120 days before the first anniversary of the preceding year’s annual shareholder meeting. Therefore, any notice intended to be given by a shareholder with respect to the 2026 annual meeting of shareholders pursuant to our Bylaws must be received by Mark G. Whittenburg, General Counsel and Secretary, Core & Main, Inc., at 1830 Craig Park Court, St. Louis, Missouri 63146, no earlier than February 24, 2026 and no later than the close of business on March 26, 2026. However, if the date of our 2026 annual meeting occurs more than 30 days before or 70 days after June 24, 2026, the first anniversary of the Annual Meeting, a shareholder notice will be timely if it is received by our Secretary no earlier than 120 days before the date of the 2026 annual meeting and no later than the close of business on the later of the (a) 90th day before the date of the 2026 annual meeting and (b) 10th day following the day on which the public announcement of the date of the 2026 annual meeting is first made. In order for shareholders to give timely notice of nominations for directors for inclusion on a universal proxy card in connection with the 2026 annual meeting of shareholders, notice must be submitted by the above dates under the advance notice provisions of our Bylaws and must include information in the notice required by our Bylaws and Rule 14a-19(b)(2) and Rule 14a-19(b)(3) under the Exchange Act. Our Bylaws are publicly available on the SEC website.
2024 Annual Report to Shareholders
A copy of our Annual Report for fiscal 2024 is available free of charge at https://ir.coreandmain.com.
Other Business
The Board is not aware of any business to be conducted at the Annual Meeting other than the proposals described in this proxy statement. Should any other matter requiring a vote of the shareholders arise, Mark G. Whittenburg and Mark R. Witkowski (with full power of substitution) are your appointed representatives at the Annual Meeting and will vote in accordance with their best judgment and as permitted by applicable law.
Householding
As permitted under the Exchange Act, to the extent our beneficial shareholders receive a hard copy of this proxy statement or Notice of Internet Availability by mail, only one copy is being delivered to beneficial shareholders residing at the same address, unless such beneficial shareholders have notified us of their desire to receive multiple copies of such documents. Please follow the directions on the voting instruction form that your bank or broker provides to request a separate copy to any beneficial shareholder residing at an address to which only one copy was mailed.

CORE & MAIN	51	2025 PROXY STATEMENT

Non-GAAP Reconciliation
In addition to providing results that are determined in accordance with GAAP, we present EBITDA and Adjusted EBITDA, which are non-GAAP financial measures. These measures are not considered measures of financial performance or liquidity under GAAP, and the items excluded therefrom are significant components in understanding and assessing our financial performance or liquidity. These measures should not be considered in isolation or as an alternative to GAAP measures such as net income or net income attributable to Core & Main, Inc., as applicable, cash provided by or used in operating, investing or financing activities or other financial statement data presented in our financial statements as an indicator of our financial performance or liquidity. In evaluating Adjusted EBITDA, you should be aware that, in the future, we may incur expenses similar to those eliminated in this presentation.
The following table sets forth a reconciliation of net income attributable to Core & Main, Inc. to EBITDA and Adjusted EBITDA for the periods presented:

($ IN MILLIONS)	FISCAL YEAR ENDED
	February 2, 2025	January 28, 2024
Net income attributable to Core & Main, Inc.	$411	$371
Plus: net income attributable to non-controlling interests	23	160
Net income	434	531
Depreciation and amortization (1)	186	149
Provision for income taxes	143	128
Interest expense	142	81
EBITDA	$905	$889
Equity-based compensation	14	10
Acquisition expenses (2)	11	6
Offering expenses (3)	—	5
Adjusted EBITDA	$930	$910
(1)Includes depreciation of certain assets which are reflected in “cost of sales” in the Statement of Operations included in the financial statements of our 2024 Form 10-K (the "Statement of Operations").
(2)Represents expenses associated with acquisition activities, including transaction costs, post-acquisition employee retention bonuses, severance payments, expense recognition of purchase accounting fair value adjustments (excluding amortization) and contingent consideration adjustments.
(3)Represents costs related to the IPO and subsequent secondary offerings reflected in selling, general and administrative expenses in our Statement of Operations.

CORE & MAIN	52	2025 PROXY STATEMENT

ADVANCING
Reliable Infrastructure.®

1830 Craig Park Court
St. Louis, MO 63146
www.coreandmain.com

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on June 23, 2025. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/CNM2025**

You may attend the meeting via the internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on June 23, 2025. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V65007-P26988 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

CORE & MAIN, INC.

The Board of Directors recommends you vote FOR the following.

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Dennis G. Gipson
02) James D. Hope
03) Mark R. Witkowski

The Board of Directors recommends you vote FOR proposals 2 and 3.

	For	Against	Abstain
2. To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending February 1, 2026.	☐	☐	☐
3. Advisory vote to approve Core & Main's named executive officer compensation.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

V65008-P26988

CORE & MAIN, INC.
Annual Meeting of Shareholders
June 24, 2025 9:00 AM CT
This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Mark R. Witkowski and Mark G. Whittenburg, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Class A common stock and/or Class B common stock of CORE & MAIN, INC. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 9:00 AM CT on June 24, 2025, virtually at www.virtualshareholdermeeting.com/CNM2025, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side